UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2025

Red Oak Capital Fund Series, LLC
(Exact name of issuer as specified in its charter)

Delaware	93-3783959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5925 Carnegie Blvd, Suite 110

Charlotte, NC 28209

(Full mailing address of principal executive offices)

(616) 343-0697

(Issuer’s telephone number, including area code)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of Red Oak Capital Fund Series, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain.

Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in certain of the offering circulars of each series, filed pursuant to Rule 253(g)(2) as well as those set forth in our Exchange Circular related to the ROCF II Series exchange offer discussed below and filed as an exhibit to the Company’s Current Report on Form 1-U on April 29, 2024. In each case, the factors may be found under the caption “RISK FACTORS,” and each filing is available at www.sec.gov.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

All figures provided herein are approximate.

Item 1. Business

General

Unless the context otherwise requires or indicates, references in this Annual Report on Form 1-K to “us,” “we,” “our” or “our Company” refer to Red Oak Capital Fund Series, LLC, a Delaware limited liability company, together with ROCF Series II, ROCF Series IV and ROCF Series V.

This Annual Report on Form 1-K is being filed with the United States Securities and Exchange Commission (“SEC”) by Red Oak Capital Fund Series, LLC, a Delaware series limited liability company (together with our series, the “Company”), certain series of which (ROCF II Series, ROCF IV Series, and ROCF V Series), are successors, respectively, to Red Oak Capital Fund II, a Delaware limited liability company (“ROCF II”), Red Oak Capital Fund IV, LLC, a Delaware limited liability company (“ROCF IV”), and Red Oak Capital Fund V, LLC, a Delaware limited liability company (“ROCF V”) (each of ROCF II, ROCF IV, and ROCF V, a “Predecessor Issuer” and, collectively the “Predecessor Issuers”) pursuant to Rule 257(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, the Company is subject to the informational requirements of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”) and, in accordance therewith, files the reports and other information with the SEC that otherwise have been required to be filed by the Predecessor Issuers with respect to debt securities originally issued pursuant to Regulation A (the “Regulation A Securities”) under the Securities Act by the Predecessor Issuers.

Red Oak Capital Fund Series, LLC, a Delaware limited liability company, was formed on September 15, 2023 to continue the business of the Predecessor Issuers to acquire and manage commercial real estate loans and securities and other real estate-related debt instruments. We implement an investment strategy that seeks to preserve and protect our capital while producing attractive risk-adjusted returns generated from current income of our portfolio. We actively participate in the servicing and operational oversight of our assets through our manager, Red Oak Capital GP, LLC (“Manager”), a wholly-owned affiliate of our sponsor, Red Oak Capital Holdings, LLC (“Sponsor”), as well as our origination and servicing affiliate, Red Oak Financial, LLC, also a wholly-owned affiliate of our Sponsor, rather than subrogate those responsibilities to a third party.

On September 29, 2023, as part of the plan to streamline and make more efficient the financial and administrative operations of certain companies associated with Red Oak Capital GP, LLC, a Delaware limited liability company (“Red Oak GP”), the Company, the Predecessor Issuers and Red Oak Income Opportunity Fund, LLC, a Delaware limited liability company (“ROIOF” and, together with the Predecessor Issuers, the “Merging Funds”) entered into an agreement and plan of merger dated as of September 29, 2023 (the “Merger Agreement”). Pursuant to the Merger Agreement, each of the Merging Funds was separately merged with and into the Company (the “Mergers”), at which time each Merging Fund became a separate series of the Company (each a “Series” and, collectively, the “Series”), succeeding to and continuing to operate the existing business of the respective Merging Fund. The Merger Agreement provides that, upon consummation of the Mergers, the Company would assume all obligations of each Predecessor Issuer for ongoing reporting under Regulation A and would thereafter file all reports required by Rule 257(b) under the Securities Act.

2

The Company does not act as a land or real estate developer and currently has no intent to invest in, acquire, own, hold, lease, operate, manage, maintain, redevelop, sell or otherwise use any undeveloped real property or developed real property, unless such actions are necessary or prudent based upon borrower default in accordance with the terms of the debt instruments held by the Company.

We, through the Series, succeeded to the businesses of the Merging Funds on September 29, 2023. Through December 31, 2025, we have not received any additional net proceeds from capital raising as all offerings are closed.

As of December 31, 2025, the Company held 20 senior secured loans, with five of those loans being participated with one other fund in the series, providing $118.2 million of senior secured loans to various borrowers, which is gross of approximately $7.5 million of participation loans payable. The portfolio of loans possessed a weighted average interest rate of 11.48% and a weighted average additional paid-in-kind (“PIK”) interest rate of 0.92%. The portfolio loans have maturities ranging from June 2024 to November 2027. The following table outlines the major terms of each loan closed by a series of the Company (or any Predecessor Issuer) as lender and outstanding at December 31, 2025:

Borrower	Location	Maturity	Note Principal^	Interest Rate
ROCF II Series
Laura Trio, LLC	Jacksonville, FL	10/31/2024	$6,300,000	16.00%
Keego Harbor MHC – Michigan LLC	Keego Harbor, MI	7/31/2025	$2,800,000	14.50%
21 West QOZ, LLC	Indianapolis, IN	5/31/2026	$600,000	11.00%
ROCF II Series Total			$9,700,000
ROCF IV Series
Milwaukee Logan Investments, LLC	Chicago, IL	10/31/2024	$3,250,000	14.50%
Penn Grand Property, LLC	Oklahoma City, OK	4/30/2026	$5,750,000	10.00%*
Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC	Lawrence, IN	4/30/2026	$2,950,000	9.88%*
1525 19th Street Flats LLC	Washington, DC	2/28/2026	$4,175,000	10.75%*
551 Albany Ave, LLC	Brooklyn, NY	8/31/2026	$2,824,000	10.50%*
SWC Cedar Mill OpCo, LLC & SWC Cedar Mill PropCo, LLC	Portland, OR	9/30/2027	$6,000,000	9.00%*
4632 Owner, LLC	Bossier City, LA	11/30/2027	$1,500,000	10.00%*
Fairfax Holdings, LLC	Fairfield, AL	11/30/2027	$7,700,000	10.25%*
140 Holiday Owner, LLC	Covington, LA	12/31/2026	$1,230,000	10.00%*
ROCF IV Series Total			$35,379,000
ROCF V Series
939 4th St. LLC	San Diego, CA	6/30/2024	$13,750,000	14.50%
Princeton Development, LLC	Moorpark, CA	8/1/2024	$1,500,000	14.50%
Chicago 3850, LLC	Chicago, IL	6/30/2025	$3,100,000	14.50%
YP Trillium, LLC	Hoffman Estates, IL	11/8/2024	$8,300,000	11.75%
Sky Irondequoit, LLC	Rochester, NY	5/31/2026	$5,525,000	9.50%
ROCF V Series Total			$32,175,000
ROIOF Series
The Atrium CT, LLC	Bloomfield, CT	2/28/2026	$11,500,000	10.50%
Princeton Development, LLC	Moorpark, CA	8/1/2024	$3,000,000	14.50%
JV SBAM SB, LLC	Grand Rapids, MI	8/31/2024	$11,175,000	16.00%
Scripps Two, LLC	Sacramento, CA	11/30/2024	$9,000,000	14.00%
Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC	Lawrence, IN	4/30/2026	$3,000,000	9.88%*
1525 19th Street Flats LLC	Washington, DC	2/28/2026	$1,300,000	10.75%*
4632 Owner, LLC	Bossier City, LA	11/30/2027	$760,000	10.00%*
140 Holiday Owner, LLC	Covington, LA	12/31/2026	$1,200,000	10.00%*
ROIOF Series Total			$40,935,000

^Note Principal represents current note principal net of related-party participations and gross of participations with Red Oak Intermediate Income Fund, LLC. It does not reflect any reserves for loan losses.

*Current rate based on the 30-day SOFR rate plus 525 to 700 basis points, net of embedded fees payable by the borrower to ROF.

3

As of December 31, 2025, the Company held properties acquired through foreclosure as follows:

ROCF II Series held one property with a capitalized cost basis of $1.5 million and a participation interest in one additional property with recoverable proceeds of $3.6 million, the latter of which is reflected within the Due from related parties line on the Consolidated Balance Sheet.

ROCF IV Series held one property with a capitalized cost basis of $15.9 million, of which $7.7 million is reflected within the Due to related parties line on the Consolidated Balance Sheet, representing recoverable proceeds owed to ROCF II Series, ROCF V Series, ROIOF Series, and Oak Institutional Credit Solutions, LLC, a related party, which all have equal rights in the proceeds ultimately recovered from the property’s disposition.

ROCF V Series held one property with capitalized cost basis of $10.6 million and participation interests in two additional properties with aggregate recoverable proceeds of $10.6 million, the latter of which are reflected within the Due from related parties line on the Consolidated Balance Sheet.

ROIOF Series held one property with a capitalized cost basis of $17.3 million, of which $8.7 million is reflected within the Due to related parties line on the Consolidated Balance Sheet, representing recoverable proceeds owed to ROCF V Series which has equal rights in the proceeds ultimately recovered from the property’s disposition. ROIOF Series also held a participation interest in one additional property with recoverable proceeds of $1.0 million, which is reflected within the Due from related parties line on the Consolidated Balance Sheet.

We are managed by our Manager, which is wholly owned by Red Oak Capital Holdings, LLC, our Sponsor, a Charlotte, North Carolina based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments. We benefit from our Sponsor’s significant experience in the marketing and origination of project transactions in which to properly and efficiently evaluate suitable investments for the Company.

We do not have any employees. We rely on the employees of our Sponsor, as the sole member of our Manager, and its affiliates for the day-to-day operation of our business.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

We, through the Series, succeeded to the businesses of the Merging Funds on September 29, 2023. Through December 31, 2025, we have not received any additional net proceeds from capital raising as all offerings are closed. At December 31, 2025, we have $118.2 million invested in first lien mortgage loans.

We intend to make reserve allocations as necessary to (i) aid our objective of preserving capital for our investors by supporting the maintenance and viability of assets we acquire in the future and (ii) meet the necessary covenants of the Bonds. If reserves and any other available income become insufficient to meet our covenants and cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, restructuring property loans or liquidating our investment in one or more assets. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries' borrowing activities by our indenture.

Results of Operations – For the Year Ended December 31, 2025

We operate on a calendar year. Set forth below is a discussion of our operating results for the year ended December 31, 2025.

For the year ending December 31, 2025, our total consolidated revenues from operations, consisting mostly of mortgage interest and fees, amounted to $13.4 million. Operating expenses for the same period, including interest expense of $22.7 million, property expenses of $4.1 million, and management fees of $3.2 million, amounted to $33.5 million. Net loss for the period amounted to $21.3 million.

We estimate our cost of capital across the Series at approximately 11.5% to 12.3%, which includes interest expense on the bonds as well as management fees and initial selling costs. The weighted average internal rate of return (IRR) on our senior secured loans through April 30, 2026 has been just over 20.0%, calculated on a gross, asset-level basis and limited to loans that have been fully realized. This figure reflects interest income and fee revenue generated over the life of those loans. During the year ended December 31, 2025, the Series continued to deploy capital into senior secured loans, thereby reducing the negative spread between the yield on interest-earning assets and the cost of capital. Through the date of this report, the Series have deployed substantially all of their capital into senior secured loans.

4

In January 2025, the Company’s affiliates (ROCF II SPV, LLC, ROCF IV SPV, LLC, ROCF V SPV, LLC, and ROIOF SPV, LLC) and two other related parties (ROCF VI SPV, LLC and ROCF VII SPV, LLC) entered into an agreement with Cross River Bank to provide a $50 million line of credit. Amounts drawn accrue interest at one-month term SOFR plus an applicable margin and the line matures on January 7, 2028. We anticipate this facility will continue to enhance yields and generate materially higher revenue and net income for the Series in current and future periods, which we further anticipate will help mitigate their negative equity positions going forward.

The borrowers generally have the option to extend the maturity date of the notes for two additional six-month terms, subject to certain terms and conditions, including the payment of extension points in an amount equal to zero to one half percent (0.00%-0.50%) of the outstanding and unpaid principal at the time of each additional extension and a zero to one half percent (0.00% - 0.50%) increase in the note’s interest rate for each additional extension option. The notes are prepayable in whole or in part and are generally not subject to a prepayment penalty. Some loans in the portfolio are subject to the following penalty for prepayment: any payment of principal within the first six (6) months of the loan term is subject to a penalty of six months’ minimum interest on the unpaid principal balance.

ROCF II Series and Subsidiaries

As of December 31, 2025, ROCF II Series and its subsidiaries held three senior secured loans, pursuant to which the Company provided $9.7 million of senior secured lending to various borrowers, gross of $2.5 million in participation loans payable. This set of loans possessed a weighted average interest rate of 14.59% and maturities ranging from October 2024 to May 2026.

For the year ending December 31, 2025, ROCF II Series’ consolidated total revenues from operations, consisting mostly of mortgage interest and fees, amounted to $1.3 million. Operating expenses for the same period, including interest expense of $4.5 million, property expenses of $0.5 million, and a $0.8 million provision for credit benefit, amounted to $4.7 million. Net loss for the period amounted to $4.7 million.

During the period ending December 31, 2025, the Company did not originate any mortgage loans or purchase participation interests, sold a $3.4 million participation to ROCF VI SPV, LLC, an affiliated entity, and received three loan payoffs totaling $8.3 million in loan principal, net of participations with Red Oak Capital Intermediate Income Fund, LLC, an affiliated fund.

On January 1, 2025, management placed mortgage note borrower Laura Trio, LLC in non-accrual status due to the borrower failing to pay outstanding interest and principal at maturity. On May 2, 2025, the borrower failed to cure a notice of default issued on April 21, 2025. As of December 31, 2025, the loan held an unpaid principal balance of $6.3 million. Subsequent to the end of the period, ROCFII Series sold the mortgage note to an unaffiliated third party in exchange for a $5.5 million purchase price plus a contingent $0.8 million IRR note maturing on January 31, 2031. Of the $5.5 million purchase price, ROCF II Series received $3.5 million in cash upon closing and financed the remaining $2.0 million through a carryback note with the buyer that matures on the earlier of (a) a foreclosure payoff event, (b) January 21, 2029, or (c) the closing of a construction loan. Upon closing of the note sale, ROCFII Series paid off the $1.1 million Red Oak Capital Intermediate Income, LLC participation in the loan.

On April 23, 2025, ROCF II Series issued a notice of default to mortgage note borrower 1234 Templecliff LLC for failure to make interest payments. On May 2, 2025, the loan was placed in non-accrual status after the borrower failed to cure the notice of default. On August 5, 2025, the underlying multifamily apartment complex in Dallas, TX was acquired by the Company through foreclosure. Upon foreclosure, ROCF II Series recognized $2.3 million as real estate owned, a $1.1 million liability for principal and interest owed to related party participation interest holders, and no loss was recognized. On December 31, 2025, the Company established a $0.6 million valuation reserve on the property, driven by occupancy and property deterioration. Management is in the process of evaluating exit opportunities.

5

On June 10, 2025, Patio Theater Holdings, LLC paid off its note with a principal balance of $2.4 million, pursuant to a settlement agreement. The mortgage note had been in nonaccrual status since 2020. ROCF II Series received $2.7 million in proceeds from the settlement, resulting in a partial repayment of the loan’s carrying amount, inclusive of principal, accrued and unpaid interest and fees, and reserves.

On September 29, 2025, ROCFII Series issued a notice of default to mortgage note borrower Keego Harbor MHC - Michigan, LLC for failure to pay outstanding principal and interest at maturity. Management placed the loan in non-accrual status on October 13, 2025 after the borrower failed to cure the notice of default. Subsequent to period end, ROCFII Series sold the mortgage loan to a third party, Keego Harbor Orchard, LLC, for $2.7 million, resulting in a partial repayment of the loan's carrying amount, inclusive of principal, accrued and unpaid interest and fees, and reserves.

On December 23, 2025, the underlying multifamily property located in Washington, D.C that secured a $15.5 million senior secured mortgage loan with 4069-4089 Minnesota Ave NE LLC was acquired by the lead lender, ROCF IV Series, through a trustee sale. Upon closing of the trustee sale, the property’s aggregate carrying value was $15.9 million. As of December 31, 2025, ROCF II Series had $3.6 million in recoverable proceeds recorded within the Due from related parties line on the Consolidated Balance Sheet related to this property, and no loss was recognized. The lead lender is in the process of renovating the property and will ultimately liquidate it.

ROCF IV Series and Subsidiaries

As of December 31, 2025, ROCF IV Series and its subsidiaries held nine senior secured loans, pursuant to which the Company provided $35.4 million of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 10.23% and maturities ranging from October 2024 to November 2027.

For the year ending December 31, 2025, ROCF IV Series’ consolidated total revenues from operations, consisting mostly of mortgage interest and fees, amounted to $4.1 million. Operating expenses for the same period, including interest expense of $4.7 million, management fees of $0.8 million, and a $0.5 million provision for credit losses, amounted to $6.4 million. Net loss for the period amounted to $2.1 million.

During the period ending December 31, 2025, the Company originated five senior secured loans, providing $19.3 million of senior secured loans to various borrowers. During the same period, ROCF IV Series received five loan payoffs totaling $16.7 million in loan principal.

On April 6, 2025, ROCF IV Series issued a notice of default to mortgage note borrower Milwaukee Logan Investments, LLC Series 3. Management placed the loan in non-accrual status on April 28, 2025 after the borrower failed to cure the default by cure date. Subsequent to the end of the period, a receivership motion was granted by the court. As of the date of this report, management is in the process of obtaining the property through foreclosure.

On April 21, 2025, ROCF IV Series entered into a first amendment to the loan agreement with mortgage note borrower The 1525 19th Street Flats LLC whereby $0.5 million of the exit fee from ROCF II Series’ mortgage loan with Legacy Lofts II LLC and Legacy Lofts III LLC that was not paid when the loan paid off was added as an accommodation fee to the loan with The 1525 19th Street Flats LLC. The borrower and sponsor are the same between the two loans. The accommodation fee is due and payable upon the earliest of (1) the maturity date of the 1525 19th Street Flats LLC loan (2) 1525 19th Street Flats LLC's prepayment of the loan in part or full prior to the maturity date (3) a sale, assignment, transfer or other conveyance of all or any part of the borrower's fee interest in the underlying property or (4) lender accelerating or making demand on the loan following the occurrence of an Event of Default. Upon collection of the accommodation fee, ROCF IV Series will transfer proceeds to ROCF II Series.

On July 14, 2025, mortgage note borrower, The Oaks Senior Living, LLC, paid off its $6.0 million note pursuant to a settlement agreement. ROCF IV Series received $7.8 million in proceeds from the settlement, resulting in a full repayment of the loan's principal amount and partial repayment of the loan's accrued and unpaid interest and fees and construction reserves.

6

On December 23, 2025, the underlying multifamily property located in Washington, D.C that secured a $15.5 million senior secured mortgage loan with 4069-4089 Minnesota Ave NE LLC was acquired by ROCF IV Series through a trustee sale. Upon closing of the trustee sale, the property’s aggregate carrying value was $15.9 million. ROCF IV Series recognized $15.9 million as real-estate owned and no loss was recognized. ROCF IV Series also recognized $7.7 million within the Due to related parties line on the Consolidated Balance Sheet, representing recoverable proceeds owed to ROCFI II Series, ROCF V Series, ROIOF Series, and Oak Institutional Credit Solutions, LLC, which are all participants in the asset with equal rights in the proceeds ultimately recovered from the property’s disposition. The Company is in the process of renovating the property and will ultimately liquidate it.

Subsequent to period end, ROCF IV Series issued a notice of default to mortgage note borrower 551 Albany Ave LLC for failure to make required interest payments. Management placed the loan in non-accrual status on March 12, 2026 after the borrower failed to cure the default by the cure date. As of the date of this report, management is currently evaluating exit opportunities.

Subsequent to period end, ROCF IV Series issued a notice of default to mortgage note borrower The 1525 19th Street Flats LLC for failure to repay the entire outstanding balance of the loan on the February 28, 2026 maturity date. Management placed the loan in non-accrual status on April 15, 2026 after the borrower failed to cure the default by the cure date. As of the date of this report, management is currently evaluating exit opportunities.

ROCF V Series and Subsidiaries

As of December 31, 2025, ROCF V Series and its subsidiaries held five senior secured loans, pursuant to which the Company provided $32.2 million of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 11.58% and maturities ranging from June 2024 to May 2026.

For the year ending December 31, 2025, ROCF V Series’ consolidated total revenues from operations, consisting mostly of mortgage interest and fees and property income, amounted to $2.4 million. Operating expenses for the same period, including interest expense of $6.7 million, property expenses of $1.2 million, and a $1.5 million provision for credit benefit, amounted to $7.9 million. Net loss for the period amounted to $5.7 million.

During the period ending December 31, 2025, the Company did not originate any mortgage loans or purchase participation interests, sold participation interests to related parties totaling $4.9 million, and did not receive any loan payoffs.

On February 28, 2025, ROCF V Series entered into a Forbearance & Loan Modification Agreement with mortgage note borrower Princeton Development LLC, setting a forbearance period ending March 31, 2025. During 2025, ROCF V Series entered into ten amended Forbearance & Loan Modification Agreements with the borrower, with the tenth amended agreement's forbearance period ending January 21, 2026. As of December 31, 2025, ROCFV Series held 25.00%, ROIOF Series held 50.00% , and Red Oak Capital Holdings, LLC held 25.00% of the $6.0 million loan. Subsequent to year end, ROCF V Series entered into five additional amended Forbearance & Loan Modification Agreements with the borrower, with the 15th amended agreement's forbearance period ending May 4, 2026. On January 21, 2026, the mortgage note borrower made a partial paydown of $1.0 million, which was applied to outstanding amounts as follows: $0.3 million to principal, $0.4 million to outstanding interest, and $0.3 million to outstanding fees. On April 22, 2026,the mortgage note borrower made a second partial paydown of $0.3 million, which was applied to outstanding amounts as follows: $0.2 million to outstanding interest and $0.1 million to outstanding fees and overdrawn reserves.

7

In March 2025, the borrower YP Trillium, LLC informed ROCF V Series of its intent to default on the senior secured loan in the amount of $8.3 million. On May 15, 2025, ROCF V Series issued a notice of default to YP Trillium LLC and the loan was placed in non-accrual status. On May 23, 2025, the mortgage note borrower defaulted on the mortgage note after failing to cure the notice of default. On July 15, 2025, management filed a foreclosure complaint on the loan with mortgage note borrower YP Trillium LLC. As of December 31, 2025, the Company had established a loan loss reserve of $4.2 million related to the loan. As of the date of this report, a receiver has been put into place and management is in the process of obtaining ownership of the property through foreclosure.

On March 5, 2025, the commercial hospitality building located in Phoenix, AZ, formerly owned by Pro Hospitality NineA, LLC, was acquired through foreclosure by the lead lender, ROIOF Series. Upon foreclosure, ROIOF Series, the lead lender, acquired the property. ROCF V Series derecognized its loan participation interest cost basis of $8.7 million on this date and recorded $8.7 million in recoverable proceeds within the Due from related parties line on the Consolidated Balance Sheet. ROCF V Series and ROIOF Series hold equal rights in proceeds ultimately recovered from the property’s disposition.

On April 15, 2025, ROCF V Series issued a notice of default to the borrower, 939 4th St LLC. The cure period expired on July 14, 2025. During 2024 and 2025, ROCFV Series received $4.2 million in insurance proceeds related to a 2024 fire at the property which were allocated to construction reserves and disbursed to the borrower in accordance with the Company's established draw policy. As of December 31, 2025, $2.1 million in undrawn insurance proceeds remained. The remaining fire rehabilitation is expected to be completed during 2026. Management is in the process of finalizing a forbearance agreement with the borrower.

On June 30, 2025, ROCF V Series issued a notice of default to mortgage note borrower Chicago 3850, LLC for failure to pay outstanding principal and interest at maturity and failure to pay property taxes when due. Management placed the loan in non-accrual status on July 14, 2025 after the borrower failed to cure the notice of default. Subsequent to period end, the court granted a motion for receivership. Management is working through the process of obtaining the property through foreclosure.

On December 23, 2025, the underlying multifamily property located in Washington, D.C that secured a $15.5 million senior secured mortgage loan with 4069-4089 Minnesota Ave NE LLC was acquired by ROCF IV Series through a trustee sale. Upon closing of the trustee sale, the property’s aggregate carrying value was $15.9 million. As of December 31, 2025, ROCF V Series had $1.6 million in recoverable proceeds recorded within the Due from related parties line on the Consolidated Balance Sheet related to this property, and no loss was recognized. The lead lender is in the process of renovating the property and will ultimately liquidate it.

As of December 31, 2025, the ROCF V Series retained possession of the office building located in Parsippany, NJ. On February 19, 2026, the company accepted an LOI to sell the building.

ROIOF Series and Subsidiaries

As of December 31, 2025, ROIOF Series and its subsidiaries held eight senior secured loans, pursuant to which the Company provided $40.9 million of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 11.74% and maturities ranging from August 2024 to November 2027.

For the year ending December 31, 2025, ROIOF Series’ consolidated total revenues from operations, consisting mostly of mortgage interest and fees and property income, amounted to $5.5 million. Operating expenses for the same period, including interest expense of $6.7 million, provision for credit losses of $3.8 million, and management fees of $1.2 million, amounted to $14.4 million. Net loss for the period amounted to $8.7 million.

During the period ending December 31, 2025, the Company originated two senior secured loans, providing $2.0 million of senior secured loans to borrowers. During the same period, ROIOF Series received four loan payoffs totaling $6.4 million in loan principal.

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On February 24, 2025, ROIOF Series issued a notice of default to mortgage note borrower Scripps Two, LLC for failure to make interest payments. On August 6, 2025, the loan was placed into non-accrual status after the borrower failed to cure the notice of default. On November 20, 2025, the borrower filed bankruptcy and filed a cash collateral motion to continue operating the property. On December 22, 2025, the court ruled on the cash collateral motion, which provides ROIOF Series with $30k per month. The borrower is working through the process of listing the property for sale.

On February 28, 2025, the lead lender, ROCF V Series entered into a Forbearance & Loan Modification Agreement with mortgage note borrower Princeton Development LLC, setting a forbearance period ending March 31, 2025. During 2025, ROCF V Series entered into ten amended Forbearance & Loan Modification Agreements with the borrower, with the tenth amended agreement's forbearance period ending January 21, 2026. As of December 31, 2025, ROIOF Series held 50.00% of the $6.0 million loan. Subsequent to year end, ROCF V Series entered into five additional amended Forbearance & Loan Modification Agreements with the borrower, with the 15th amended agreement's forbearance period ending May 4, 2026. On January 21, 2026, the mortgage note borrower made a partial paydown of $1.0 million, which was applied to outstanding amounts as follows: $0.3 million to principal, $0.4 million to outstanding interest, and $0.3 million to outstanding fees. On April 22, 2026, the mortgage note borrower made a second partial paydown of $0.3 million, which was applied to outstanding amounts as follows: $0.2 million to outstanding interest and $0.1 million to outstanding fees and overdrawn reserves.

On March 5, 2025, the commercial hospitality building located in Phoenix, AZ, formerly owned by Pro Hospitality NineA, LLC, was acquired through foreclosure by ROIOF Series. Upon foreclosure, the Company recognized $17.3 million as real-estate owned and no loss was recognized. ROIOF Series also recognized $8.7 million within the Due to related parties line on the Consolidated Balance Sheet, representing recoverable proceeds owed to ROCF V Series, which is a participant in the asset with equal rights in the proceeds ultimately recovered from the property’s disposition.

On March 31, 2025, mortgage note borrower The Atrium CT, LLC failed to pay outstanding interest and principal at maturity. The Company issued a notice of default to the borrower which was not cured by the July 31, 2025 cure date. On August 1, 2025, ROIOF Series entered into a loan modification agreement with The Atrium CT, LLC, which extended the loan’s maturity date to February 28, 2026 in exchange for $0.5 million in accrued and unpaid interest. Subsequent to the end of the period, the borrower failed to pay outstanding principal, interest, and fees at maturity. Management is currently evaluating loan agreement enforcement options.

On April 21, 2025, ROCF IV Series, the lead lender, entered into a first amendment to the loan agreement with mortgage note borrower The 1525 19th Street Flats LLC whereby $0.5 million of the exit fee from the mortgage loan with Legacy Lofts II LLC and Legacy Lofts III LLC that was not paid when the loan paid off was added as an accommodation fee to the loan with The 1525 19th Street Flats LLC. The accommodation fee is due and payable upon the earliest of (1) the maturity date of the 1525 19th Street Flats LLC loan (2) 1525 19th Street Flats LLC's prepayment of the loan in part or full prior to the maturity date (3) a sale, assignment, transfer or other conveyance of all or any part of the borrower's fee interest in the underlying property or (4) lender accelerating or making demand on the loan following the occurrence of an Event of Default.

On June 24, 2025, the court appointed a receiver during foreclosure proceedings for the mortgage loan with JV SBAM SB, LLC. As of the date of this report, management is evaluating workout options with the sponsor and moving forward with the foreclosure process. The loan holds an unpaid principal balance of $11.2 million, interest receivable balance of $0.4 million, PIK interest receivable balance of $0.5 million, and a loan loss reserve of $4.2 million as of December 31, 2025.

On December 23, 2025, the underlying multifamily property located in Washington, D.C that secured a $15.5 million senior secured mortgage loan with 4069-4089 Minnesota Ave NE LLC was acquired by ROCF IV Series through a trustee sale. Upon closing of the trustee sale, the property’s aggregate carrying value was $15.9 million. As of December 31, 2025, ROIOF Series had $1.0 million in recoverable proceeds recorded within the Due from related parties line on the Consolidated Balance Sheet related to this property, and no loss was recognized. The lead lender is in the process of renovating the property and will ultimately liquidate it.

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Subsequent to period end, the lead lender, ROCF IV Series, issued a notice of default to mortgage note borrower The 1525 19th Street Flats LLC for failure to repay the entire outstanding balance of the loan on the February 28, 2026 maturity date. Management placed the loan in non-accrual status on April 15, 2026 after the borrower failed to cure the default by the cure date. As of the date of this report, management is currently evaluating exit opportunities.

Results of Operations – For the Period Ended December 31, 2024

We operate on a calendar year. Set forth below is a discussion of our operating results for the year ended December 31, 2024.

For the year ending December 31, 2024, our total consolidated revenues from operations, consisting mostly of mortgage interest and fees, amounted to $17.6 million. Operating expenses for the same period, including interest expense of $21.9 million, provision for credit losses of $9.1 million, management fees of $4.1 million, and participation interest expense of $0.9 million, amounted to $37.8 million. Net loss for the period amounted to $20.1 million.

The borrowers generally have the option to extend the maturity date of the notes for two additional six-month terms, subject to certain terms and conditions, including the payment of extension points in an amount equal to one quarter to one half percent (0.25%-0.50%) of the outstanding and unpaid principal at the time of each additional extension and a zero to one half percent (0.00% - 0.50%) increase in the note’s interest rate for each additional extension option. The notes are prepayable in whole or in part and are generally not subject to a prepayment penalty. Some loans in the portfolio are subject to the following penalty for prepayment: any payment of principal within the first six (6) months of the loan term is subject to a penalty of six months’ minimum interest on the unpaid principal balance.

ROCF II Series

As of December 31, 2024, ROCF II Series held seven senior secured loans and one minority participation, pursuant to which the Company, as the lender, provided $29.5 million of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 11.97% and maturities ranging from September 2020 to March 2026.

For the year ending December 31, 2024, ROCF II Series total revenues from operations, consisting mostly of mortgage interest and fees, amounted to $3.6 million. Operating expenses for the same period, including interest expense of $4.4 million, professional fees of $0.5 million, and management fees of $0.8 million amounted to $6.7 million. Net loss for the period amounted to $3.2 million.

During the year ending December 31, 2024, the Company closed one senior secured commercial real estate loan with principal of $4.6 million, purchased a $3.5 million participation interest from a related party, and sold two participation interests to related parties with aggregate principal of $1.6 million. Additionally, a senior secured loan with principal of $3.8 million paid off in full during the period.

On September 30, 2024, mortgage note borrower Legacy Lofts II LLC and Legacy Lofts III LLC defaulted on a $5.8 million senior secured loan for failure to pay outstanding interest and principal at maturity. On April 21, 2025, Legacy Lofts II LLC and Legacy Lofts III LLC paid off its note. ROCF II Series received a full payoff of the loan’s principal and interest, net of outstanding interest and construction reserves. $0.5 million of the exit fee was deferred and added as an accommodation fee to ROCF IV Series’ loan with The 1525 19th Street Flats LLC through and amended loan agreement. The 1525 19th Street Flats LLC borrower and sponsor is the same as Legacy Lofts II LLC and Legacy Lofts III LLC and the accommodation fee will be payable from ROCF IV Series to ROCF II Series upon collection from the borrower.

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On October 31, 2024, mortgage note borrower Laura Trio, LLC defaulted on a $6.3 million senior secured loan for failure to pay outstanding interest and principal at maturity. On April 21, 2025, ROCF II Series issued a notice of default to the borrower demanding repayment in full by May 2, 2025.

ROCF IV Series

As of December 31, 2024, ROCF IV Series held nine senior secured loans and one minority participation, pursuant to which the Company, as the lender, provided $40.9 million of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 12.03% and maturities ranging from December 2023 to July 2026.

For the year ending December 31, 2024, ROCF IV Series total revenues from operations, consisting mostly of mortgage interest and fees, amounted to $4.3 million. Operating expenses for the same period, including interest expense of $4.5 million, professional fees of $0.2 million, and management fees of $0.8 million, amounted to $5.7 million. Net loss for the period amounted to $1.4 million.

During the year ending December 31, 2024, the Company closed eight senior secured commercial real estate loans with aggregate principal of $34.3 million net of related party participations and sold a participation interest in an additional loan to a related party with principal of $2.7 million. Additionally, three senior secured loans with aggregate principal of $16.1 million paid off in full during the period.

On April 1, 2024, the borrower for The Oaks Senior Living entered default when the 30-day cure period lapsed following the issuance of a notice of default. On May 21, 2024, the notice of default was recorded and expired on August 19, 2024. Management placed the loan into nonaccrual status on August 19, 2024, in accordance with its policy.

On October 5, 2024, Milwaukee Logan Investments, LLC Series 3 failed to pay outstanding interest and principal at maturity. On April 16, 2025, ROCF II Series issued a notice of default to the borrower demanding repayment in full by April 28, 2025. The borrower failed to cure the notice of default by April 28, 2025, and management placed the loan in non-accrual status on this date, in accordance with its policy.

On November 20, 2024, 4069-4089 Minnesota Ave NE LLC entered default following the issuance of a notice of default with no cure period. Management placed the loan into nonaccrual status on November 20, 2024, in accordance with its policy. The loan’s interest rate increased to 16.50% due to the default.

ROCF V Series

As of December 31, 2024, ROCF V Series held five senior secured loans and two minority participations, pursuant to which the Company, as the lender, provided $46.7 million of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 9.59% and maturities ranging from October 2023 to March 2026.

For the year ending December 31, 2024, ROCF V Series total revenues from operations, consisting mostly of mortgage interest and fees, amounted to $4.6 million. Operating expenses for the same period, including interest expense of $6.6 million, provision for credit losses of $8.0 million, and management fees of $1.3 million, amounted to $16.8 million. Net loss for the period amounted to $12.1 million.

During the year ending December 31, 2024, the Company purchased a participation interest in one loan from a related party with principal of $1.5 million and sold a participation interest in a loan to a related party with principal of $0.3 million.

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On February 15, 2024, the office located in Parsippany-Troy Hills, NJ, formerly owned by 11 Waterview Blvd. LLC, was acquired by ROCF V Series through foreclosure. ROCF V Series provided a $14.5 million senior secured mortgage loan and Red Oak Intermediate Income Fund, LLC held a $1.0 million minority Participation Interest in the loan that originally matured on March 31, 2023. ROCF V Series took ownership of the property through ROCFV Waterview, LLC, a wholly owned subsidiary, and began the sale process.

On June 30, 2024, mortgage loan borrower 939 4th St LLC defaulted on a $13.8 million senior secured loan for failure to pay outstanding interest and principal at maturity. On April 4, 2025, a notice of default was officially recorded giving the borrower 90 days to cure the default.

On August 1, 2024, mortgage loan borrower Princeton Development, LLC defaulted on a $6 million senior secured loan for failure to pay outstanding interest and principal at maturity. ROCF II Series and the borrower entered into a Forbearance and Loan Modification Agreement on February 28, 2025, setting a forbearance period ending March 31, 2025. On March 26, 2025, the Forbearance and Loan Modification Agreement was amended, extending the forbearance period to April 30, 2025. A bankruptcy judge has also set a trustee sale date of May 23, 2025 if takeout refinancing does not close by then.

On November 8, 2024, mortgage loan borrower YP Trillium, LLC defaulted on a $8.3 million senior secured loan for failure to pay outstanding interest and principal at maturity. On March 13, 2025, the borrower informed management that it will turn over the property. As of the date of this report, management is waiting for a title report to determine if a deed in lieu of foreclosure will be accepted or if a consent foreclosure is required.

ROIOF Series

As of December 31, 2024, ROIOF Series held five senior secured loans and seven minority participations, pursuant to which the Company, as the lender, provided $54.5 million of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 11.65% and maturities ranging from October 2023 to May 2026.

For the year ending December 31, 2024, ROIOF Series total revenues from operations, consisting mostly of mortgage interest and fees, amounted to $5.2 million. Operating expenses for the same period, including interest expense of $6.4 million, management fees of $1.2 million, and provision for credit losses of $0.6 million, amounted to $8.6 million. Net loss for the period amounted to $3.4 million.

During the period ending December 31, 2024, the Company purchased participation interests in six loans from related parties with aggregate principal of $10.1 million and entered into eight amended and restated participation agreements with a related party whereby the related party increased its participation interest in one loan by an aggregate $3.0 million. Additionally, a senior secured loan with principal of $4.1 million paid off in full during the period, gross of a $2.0 million Red Oak Capital Intermediate Income Fund, LLC participation.

On June 30, 2024, Pro Hospitality NineA, LLC entered default when the 25-day cure period lapsed following the issuance of a notice of default on June 6, 2024. Management placed the loan into nonaccrual status on June 30, 2024, in accordance with its policy. On March 5, 2025, ROIOF Series assumed the rights of Clarendon Hotel as a result of the default. The note had a carrying value of $16.3 million.

On September 15, 2024, JV SBAM SB, LLC entered default when the 10-day cure period lapsed following an issuance of a notice of default on September 5, 2024. Management placed the loan into nonaccrual status on September 15, 2024 and reversed approximately $0.2 million in interest accrued since June 30, 2024, in accordance with its policy. On March 6, 2025, the borrower was given 90 days by the judge to sell the property before a motion for receiver is considered.

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On November 30, 2024, mortgage loan borrower Scripps Two, LLC defaulted on a $9 million senior secured loan for failure to pay outstanding interest and principal at maturity. On March 7, 2025, the borrower entered default status after failing to cure the notice of default issued on February 24, 2025, within a 10-day cure period.

Liquidity and Capital Resources

Our principal demands for cash will continue to be for acquisition costs, including the purchase price or principal amount of any property loans, securities or other assets we acquire, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our debt service on the Bonds. Generally, we will fund additional acquisitions from the net proceeds of the Bonds offering. We intend to acquire additional assets with cash and/or debt.

On January 7, 2025, the Company’s subsidiaries (ROCF II SPV, LLC, ROCF IV SPV, LLC, ROCF V SPV, LLC, and ROIOF SPV, LLC) and two other affiliates (ROCF VI SPV, LLC and ROCF VII SPV, LLC) entered into an agreement with Cross River Bank for a $50.0 million secured revolving loan facility. As part of the agreement, the Company sold certain senior secured loans to its subsidiaries, which are held as collateral securing the facility. On March 4, 2025, the Company’s subsidiaries drew $14.1 million on the facility. As of December 31, 2025, the Company’s subsidiaries had $8.1 million drawn. The Company will continue to use these proceeds to acquire new senior secured commercial real estate loans.

We anticipate that cash generated from operations will be used to fund our operating and administrative expenses and continuing debt service obligations, including the debt service obligations of the Bonds. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent upon the performance of the mortgagor related to each of our assets and the economic and business environments of the various markets in which our underlying collateral properties are located. Our ability to liquidate our assets is partially dependent upon the state of real estate markets and the ability of mortgagors to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient, we may exercise the option to partially leverage assets to increase liquidity, or seek additional borrowings or other sources of funds. Moreover, our Manager may change this policy, in its sole discretion, at any time to facilitate meeting its cash flow obligations. With respect to ROCF IV Series, conditions exist that raise substantial doubt about its ability to continue as a going concern; see Note 2 for further discussion of these conditions and management's plans to address them.

We have a limit of 25% of the aggregate Bond principal raised on the amount of additional debt that can be employed in the operations of the business.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of assets and undistributed cash flow, subject to the limitations previously described. Note that, currently, we have not identified any additional source of financing, other than the proceeds from our Bonds offering and the Cross River Bank facility, and there is no assurance that such sources of financing will be available on favorable terms or at all.

ROCF II Series and Subsidiaries

As of December 31, 2025, ROCF II Series and its subsidiaries had $37.8 million of long-term bonds payable, net, and cash on hand of $1.1 million.

On April 24, 2024, ROCF II Series provided notice of its right to extend the maturity date, originally August 1, 2024, for an additional six months prior to repayment of the outstanding 8.5% Senior Secured Bonds (“Series B Bonds”), placing final extended maturity at February 1, 2025. On the same date, management notified investors of an offer to exchange all or a portion of their Series B Bonds, each denominated in $1,000 principal amounts, for ROCF II Series’ new 9.5% Senior Secured Bonds (“Series C Bonds”), also denominated $1,000 in principal amounts and having a maturity four years from the date on which applicable the exchange is closed. The exchange expired on November 30, 2024, and the Series C Bonds were issued on December 2, 2024. As of December 2, 2024, $36.8 million aggregate principal amount at maturity of Series B Bonds, representing approximately 80% of the amount of Series B Bonds outstanding, had been tendered in exchange for an equal principal amount of Series C Bonds. Due to additional investor interest, management made an additional offer to exchange Series B Bonds for Series C Bonds on February 17, 2025 under materially the same terms as the initial exchange offer. The expiration of the additional exchange offer was March 24, 2025, which resulted in an additional $2.3 million of aggregate principal amount at maturity of B Bonds being tendered in exchange for equal principal amount of Series C Bond principal. The exchanges were offered under an exemption from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, and was undertaken to avoid the expense and delays associated with a new capital raise.

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Due to liquidity constraints of ROCF II Series, the Series B Bonds were not redeemed on the maturity date of February 1, 2025 and remained outstanding as of June 30, 2025. On March 13, 2025, UMB Bank, N.A., as the Indenture Trustee for the Series B Bondholders, issued to us a Notice of an Event of Default and Reservation of Rights related to the maturity of the remaining Series B Bonds. On June 23, 2025, ROCF II Series notified UMB Bank, N.A. and Series B Bondholders of its intent to pay in full the principal and accrued interest associated with the outstanding Series B Bonds by August 22, 2025. ROCF II Series delivered full payment of outstanding Series B Bond principal and interest to its paying agents on August 21, 2025.

ROCF IV Series and Subsidiaries

As of December 31, 2025, ROCF IV Series and its subsidiaries had $44.2 million of short-term bonds payable, net, and cash on hand of $9.8 million.

On March 5, 2026, ROCF IV Series provided notice of its right to extend the maturity date, originally June 30, 2026, for an additional six months prior to repayment of the outstanding 8.25% Senior Secured Series B Bonds (“Series B Bonds”) and 9.00% Senior Secured Series Rb Bonds (“Series Rb Bonds”), placing final extended maturity at December 31, 2026. The maturity date extension was taken as a proactive measure within the terms of the bond indenture to provide sufficient runway for an orderly liquidation of the Bonds. Management is executing a structured disposition strategy designed to maximize recoveries and fully repay the remaining $44.5 million in outstanding Series B and Rb Bond principal by the extended maturity date. This strategy includes scheduled loan payoffs from performing portfolio assets, ongoing negotiations to accelerate payoffs on select non-performing loans, and the anticipated liquidation of REO assets at values consistent with current appraisals. Recent activity reflects continued progress toward full repayment. In early 2026, ROCF IV Series received a loan payoff totaling $2.5 million on the Sharif 7, LLC and Sharif Investments Indy-7, LLC loan, strengthening the Company’s near-term liquidity position.

ROCF V Series and Subsidiaries

As of December 31, 2025, ROCF V Series and its subsidiaries had $37.1 million of short-term bonds payable, net, $32.3 million of long-term bonds payable, net, and cash on hand of $3.3 million. The $37.1 million of short term Bonds represents outstanding Series A and Series A R Bonds. Management plans to exercise its right to automatically renew these Bonds for an additional five years at the same interest rate, subject to Bondholder consent. Management also retains the right to extend the maturity of the Bonds to June 30, 2027 to ensure orderly liquidation.

ROIOF Series and Subsidiaries

As of December 31, 2025, ROIOF Series and its subsidiaries had $7.5 million of short-term bonds payable, net, $56.6 million of long-term bonds payable, net, and cash on hand of $2.2 million. Management plans to exercise its right to extend the maturity date of the $7.5 million CORE and CORE R Bonds from June 30, 2026 to December 31, 2026 to facilitate redemption of the Bonds.

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Trend Information

As of December 31, 2025, all offerings for the Series are closed and, as such, we will no longer issue any additional bonds. We intend to use the net proceeds from the offerings to continue to issue senior secured loans on commercial real estate and thereby increase cash flows.

We are actively managing a steady pipeline of origination opportunities and, subject to market conditions, expect to maintain our capital deployment momentum through the end of 2026. As we issue additional senior secured loans on commercial real estate, the Company’s cash flows increase.

In early 2025, the Company's subsidiaries and two of its affiliates secured a $50.0 million loan facility from Cross River Bank. In March 2025, the Company’s subsidiaries drew $14.1 million from this facility. As of December 31, 2025, the Company’s subsidiaries had $8.1 million drawn on the facility, and plan to use these funds to invest in new commercial real estate loans.

Macroeconomic conditions remain uncertain due to lingering inflationary pressures, geopolitical events, and sporadic tariffs on key imports and exports. These factors have contributed to increased costs for businesses and consumers alike, market volatility, and pressure on both consumer and commercial credit performance. High interest rates driven by elevated inflation have the potential to dampen borrower demand and repayment capacity, while volatility in global capital markets may affect our own liquidity and capital raising efforts. Additionally, the combined effects of tariffs, inflation, and supply chain disruptions could further impact the credit quality of our loan portfolio, particularly in sectors sensitive to trade and interest rate fluctuations. We are currently unable to quantify the full impact these events may have on us. We may experience adverse effects on the performance of our loans in the future due to ongoing economic headwinds, including the effect of tariffs, which may materially alter our ability to pay our debt service obligations and fees.

ROCF II Series and Subsidiaries

During 2025, ROCF II Series, through its subsidiary, ROCF II SPV, pledged three senior secured loans with aggregate principal of $11.4 million as security to the Cross River Bank facility.. ROCF II SPV drew $2.4 million, gross of closing fees, on March 4, 2025, and had $0.2 million drawn as of December 31, 2025. ROCF II Series and its subsidiaries sold one participation interest to a related party with aggregate principal of $3.4 million. Two senior secured loans with aggregate principal of $10.4 million paid off in full during the period. Additionally, the Company received $2.7 million in a payoff of one of its legacy senior secured loans with a principal balance of $2.4 million, pursuant to a settlement agreement with the borrower. The Company continues to evaluate its loan portfolio and related collateral positions to mitigate the risk of similar settlements in the future. Principal on the participation interest sold and payoffs was partially used to pay down the Cross River Bank facility and the remainder will be used for payment of the Company’s operating and administrative expenses, and all continuing debt service obligations. As additional assets are realized, proceeds will be redeployed into new senior secured loans.

A multifamily property located in Texas was acquired by ROCF II Series via foreclosure and has a carrying value of $0.6 million. At December 31, 2025, management recorded a $0.6 million valuation reserve as a result of deteriorating occupancy and property conditions. Management is in the process of evaluating exit opportunities. Additionally, a multifamily property located in the District of Columbia was acquired by the lead lender, ROCF IV Series, via foreclosure. Upon acquisition, the property’s aggregate carrying value was $15.9 million. As of December 31, 2025, ROCF II Series had recoverable proceeds of $3.6 million recorded. The lead lender is in the process of renovating the property and will ultimately liquidate it.

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ROCF IV Series and Subsidiaries

During 2025, ROCF IV Series, through its subsidiary. ROCF IV SPV, pledged five senior secured loans with aggregate principal of $19.0 million as security to the Cross River Bank facility. ROCF IV SPV had $2.9 million drawn on the facility as of December 31, 2025. ROCF IV Series sold a participation interest to a related party with aggregate principal of $0.4 million as part of a repurchase agreement. Three senior secured loans with aggregate principal of $14.7 million paid off in full during the period. Additionally, the Company received $7.8 million in a payoff of one senior secured loan with a principal balance of $6.0 million, pursuant to a settlement agreement with the borrower. The Company continues to evaluate its loan portfolio and related collateral positions to mitigate the risk of similar settlements in the future. Proceeds on the participation interest sold and payoffs were partially used to pay down the Cross River Bank facility and the remainder was deployed into new senior secured loans.

A multifamily property located in the District of Columbia was acquired by ROCF IV Series via foreclosure. Upon acquisition, the property’s aggregate carrying value was $15.9 million. As of December 31, 2025, ROCF IV Series recorded a carrying value of $15.9 million and recoverable proceeds of $7.7 million owed to related party participants. ROCF IV Series is in the process of renovating the property and will ultimately liquidate it. As additional assets are realized, proceeds will used for payment of the Company’s operating and administrative expenses, and all continuing debt service obligations.

ROCF V Series and Subsidiaries

During 2025, ROCF V Series, through its subsidiary, ROCF V SPV, pledged one senior secured loan with principal of $8.6 million as security to the Cross River Bank facility. ROCF V SPV had $1.4 million drawn on the facility as of December 31, 2025. ROCF V Series also sold three participation interests to related parties for an aggregate purchase price of $4.9 million. Principal on the participation interests sold were used for payment of the Company’s operating and administrative expenses, and debt service obligations. A hotel located in Arizona was acquired by the lead lender, ROIOF Series, via foreclosure and has a carrying value of $8.7 million. The hotel was rebranded during the year and now operates under the Best Western brand. Additionally, a multifamily property located in the District of Columbia was acquired by the lead lender, ROCF IV Series, via foreclosure. Upon acquisition, the property’s aggregate carrying value was $15.9 million. As of December 31, 2025, ROCF V Series had recoverable proceeds of $1.6 million recorded. The lead lender is in the process of renovating the property and will ultimately liquidate it. As additional assets are realized, proceeds will be redeployed into new senior secured loans.

ROIOF Series and Subsidiaries

During 2025, ROIOF Series, through its subsidiary, ROIOF SPV, pledged five senior secured loans with aggregate principal of $20.6 million as security to the Cross River Bank facility. ROIOF SPV drew $5.1 million, gross of closing fees, from the facility on March 4, 2025, and had $3.6 million drawn as of December 31, 2025. During the period, ROIOF Series sold a participation interest to a related party for a purchase price of $0.4 million as part of a repurchase agreement. ROIOF Series also sold its residual interest of $1.7 million in one senior secured loan with aggregate principal of $5.5 million to a related party during the period. Two participations in senior secured loans with aggregate principal of $4.4 million paid off in full during the period. A portion of the proceeds received from the payoffs and participations sold were used to pay down the Cross River Bank facility and the remainder were deployed into new senior secured loans. A hotel located in Arizona was acquired by ROIOF Series via foreclosure and has a carrying value of $8.7 million. The hotel was rebranded during the year and now operates under the Best Western brand. Additionally, a multifamily property located in the District of Columbia was acquired by the lead lender, ROCF IV Series, via foreclosure. Upon acquisition, the property’s aggregate carrying value was $15.9 million. As of December 31, 2025, ROIOF Series had recoverable proceeds of $1.0 million recorded. The lead lender is in the process of renovating the property and will ultimately liquidate it. Borrowings under the Cross River Bank facility and cash generated from future loan realizations will be deployed into new senior secured loans

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Item 3. Directors and Officers

As of the issuance date of this report, the following table sets forth information on our board of managers and executive officers of our Sponsor. We are managed by our Manager, which is majority owned and controlled by our Sponsor. Consequently, we do not have our own separate board of managers or executive officers.

Name	Age	Position with our Sponsor	Director/Officer Since
Gary Bechtel	68	Chief Executive Officer*	August 2020
Kevin P. Kennedy	60	Chief Sales and Distribution Officer*	November 2019
Raymond T. Davis	59	President and Chief Strategy Officer*	March 2025 (President) November 2019 (Chief Strategy Officer)
Paul Cleary	62	Chief Operating Officer	March 2022
Thomas McGovern	47	Chief Financial Officer	April 2022
Robert Kaplan	55	Chief Legal Officer and EVP, Corporate Development	March 2023
Matthew Webster	59	Chief Credit Officer and EVP	March 2025

*Member of the board of managers of the Sponsor, which controls our Manager, which controls our company.

Set forth below is biographical information for our Sponsor’s executive officers.

Gary Bechtel, Chief Executive Officer and a member of the board of managers for our Sponsor. Gary previously served as President of Money360 and was responsible for developing and executing Money360’s expansion strategy. Gary also served on Money360’s Credit Committee and Board of Directors. Prior to joining Money360, he was Chief Lending/Originations Officer of CU Business Partners, LLC, the nation’s largest credit union service organization (CUSO). Previously, Gary held management or production positions with Grubb & Ellis Company, Meridian Capital, Johnson Capital, FINOVA Realty Capital, Pacific Southwest Realty Services and Hometown Commercial Capital. Gary began his career with the Alison Company and over the past thirty-four years has been involved in all aspects of the commercial real estate finance industry, as a lender and as an intermediary, including the origination, underwriting, structuring, placement and closing of over $10B in commercial debt transactions, utilizing various debt structures which have included permanent, bridge, equity, mezzanine and construction on transactions of $1M to $250M. These transactions were placed with a variety of capital sources that included life companies, commercial banks, credit unions and equity and mezzanine funds, on property types that included office, retail, industrial, multifamily, hospitality, self storage and manufactured housing. He is or has been a member of the Mortgage Bankers Association of America, California Mortgage Bankers Association, National Association of Industrial and Office Properties, and International Council of Shopping Centers. Gary has spoken at numerous industry events and written articles and has been regularly quoted in a number of regional and national publications.

17

Kevin P. Kennedy is a founding partner, Chief Sales and Distribution Officer and a member of the board of managers for our Sponsor. He is responsible for capital acquisition, platform distribution and broker dealer relationships. Kevin has 25 years of experience in investment management. Most recently, he was with BlackRock Investment Management Corporation from 1990 to 2016, where he served as Managing Director and Divisional Sales Director prior to leaving. His team was responsible for selling and marketing BlackRock’s active, passive and alternative investments. Prior to BlackRock, Kevin was a Director and Vice President for Merrill Lynch Investment Managers covering the Midwest region. He began his career with Merrill Lynch in 1990 as a trading liaison. He was instrumental in helping both firms raise billions in sales, increase revenue, new offerings, platform enhancements and sales team development. Kevin holds a Series 7, 24, 63, 65 and 66 securities licenses. He received his Bachelor of Arts degree from Duquesne University, in Pittsburgh, PA. He completed his Certified Investment Management Analyst certification (CIMA) designation from Wharton Executive Education-University of Pennsylvania in 2007.

Raymond T. Davis is President and Chief Strategy Officer and a member of the board of managers for our Sponsor. Ray is responsible for the company’s long-term business strategy, including supporting our lending product development, and leading capital strategy, which includes concurrently developing strategic offerings with investment partners amongst the independent broker dealer community, family offices and pension funds. Ray has more than 20 years of management experience. Since 2014, Ray has focused his operational and strategic skills on implementing policy, process and operational enhancements for various investment funds and vehicles distributed in the independent broker dealer community. Ray has served both private companies and registered alternative investment funds in various senior roles. Ray attended Wayne State University.

Paul Cleary is Chief Operating Officer for our Sponsor. Paul brings nearly 25 years of national commercial real estate lending experience involving small-balance originations, construction loans, as well as a federally chartered credit union’s national CRE loan portfolio. He most recently served as a Senior Loan Originator for Parkview Financial, a national private mid-market commercial construction lender. He previously served as Chief Operating Officer for Money360, a national private mid-market commercial real estate lender. His role encompassed the development of lending operations to fuel growth, which included managing loan production growth. Prior to joining Money360, Paul was a founding member and the EVP, National Production Manager for Cherrywood Commercial Lending, a national small balance commercial real estate lender. Paul has held management or production positions with Kinecta Federal Credit Union, Impac Commercial Capital, Hawthorne Savings, Fremont Investment and Loan as well as FINOVA Realty Capital. He earned a master’s degree in Business Administration from the University of California, Irvine, a juris doctor degree (JD) from the University of San Diego School of Law and a bachelors’ degree with a Political Finance concentration from the University of California, Santa Barbara.

Thomas McGovern is Chief Financial Officer of our Sponsor. Thomas is responsible for leading the financial accounting and reporting function, including supporting the capital raising and investor relations efforts. Thomas previously served as Interim Chief Financial Officer for Veronica’s Insurance, a personal lines property and casualty insurance broker. Prior to that he spent 20 years on Wall Street as an investment banker and equity research analyst, most recently covering non-depository lenders and financial institutions sponsors as an Executive Director at Nomura Securities International. He also advised depository and non-depository lenders as a Vice President at The Royal Bank of Canada Capital Markets, a Vice President at independent advisory firm Cypress Associates and a member of the Global Financial Institutions investment banking group at Morgan Stanley. Thomas had been a sell side equity research analyst at Lehman Brothers covering banks and thrifts for the top ranked Institutional Investor mortgage & specialty finance research group. He earned an MBA from the Darden Graduate School of Business at the University of Virginia and a BA in Economics from Hamilton College where he graduated summa cum laude. Thomas is a Certified Public Accountant (CPA), holds the Chartered Financial Analyst (CFA) designation, and the Series 79 securities license.

18

Robert R. Kaplan, Jr. serves as Chief Legal Officer and Executive Vice President for Corporate Development for Red Oak Capital Holdings and its affiliate, Oak Real Estate Partners (ROCH- OREP). As Chief Legal Officer, Rob develops and leads the ROCH-OREP corporate legal strategy; works with other executive management team members to formulate and maintain internal audits, corporate compliance programs and general management policies; and oversees delivery of legal services and resources to accomplish corporate goals, strategies and priorities. In his role as Executive Vice President for Corporate Development, Rob works with the companies’ CEO and Chief Strategy Officer to devise and execute capital markets strategy and long-term growth and development plans for ROCH and OREP. A well-regarded expert in the federal JOBS Act, the veteran securities lawyer is also a pioneer and advocate in the revision and revitalization of Regulation A. Throughout his nearly 30-year career, Rob has represented clients and worked in such diverse industries as financial services and products, real estate, technology, professional sports, manufacturing and retail/consumer products. He has completed more than $4 billion worth of securities transactions, including registered and exempt securities offerings, private equity and institutional investment, real estate funds and syndications and REITs, in addition to institutional financings of real estate acquisitions and M&As. He is also well-versed in the placement of alternative investments in the retail, independent broker-dealer and registered investment advisor market. Highly regarded as an expert on the JOBS Act and the revision and revitalization of Regulation A, Rob has worked with Congress on the adoption of Title IV, including testifying before the U.S. Senate Banking Committee on Regulation A’s impact on the lower middle market and the alternatives industry. He has also worked with the Securities and Exchange Commission’s Office of Small Business Policy and the Division of Corporation Finance on rules for implementation of Regulation A. Recognized in the Best Lawyers in America within his fields each year since 2013, Rob was also selected as the 2022 “Lawyer of the Year” by Best Lawyers® for leveraged buyouts and private equity law. From 2012 to 2016, the Governor of the Commonwealth of Virginia called on Rob to serve on the Virginia Board of Housing and Community Development. Rob received his J.D. from the College of William & Mary’s Marshall-Wythe School of Law. He operates out of the firm’s Charlotte, NC office, reporting directly to the CEO.

Matthew Webster serves as the Chief Credit Officer and Executive Vice President of our Sponsor. Matthew leads the Sponsor’s credit strategy, portfolio risk management, and underwriting operations. Matthew brings more than 30 years of experience in capital markets, structured finance, and risk management having worked across balance sheet and securitized lending, senior and mezzanine debt, equity investments, and non-performing loan acquisitions. He has structured and executed over $250 billion in transactions and worked with some of the world's most sophisticated institutional investors, including sovereign wealth funds, global REITs, and alternative asset managers. Matthew previously served as Global Head of Real Estate Finance at HSBC, managing more than $100 billion in commercial real estate exposure. His expertise spans key roles at Morgan Stanley, Goldman Sachs, Hypo Real Estate, and Fitch Ratings, where he led major capital markets initiatives and advised regulatory bodies on financial stability and capital requirements. Matthew holds a Chartered Financial Analyst (CFA) certificate and earned dual bachelor's degrees in Business Management and Economics from North Carolina State University. He frequently lectures at universities and contributes to industry forums on commercial real estate finance and investment strategies.

Director and Executive Compensation

Our company does not have executives. It is operated by our Manager. We will not reimburse our Manager for any portion of the salaries and benefits to be paid to its executive officers.

Item 4. Security Ownership of Management and Certain Security Holders

The table below sets forth, as of the issuance date of this report, certain information regarding the beneficial ownership of our outstanding membership units for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding membership units and (2) each of our named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding membership units. Each person named in the table has sole voting and investment power with respect to all of the membership units shown as beneficially owned by such person. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security.

19

Title of Class	Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership**	Percent of Class
Common Units	Red Oak Capital Holdings, LLC	6,000	100% (1)
Common Units	Gary Bechtel	6,000	100% (2)
Common Units	Kevin Kennedy	6,000	100% (3)
Common Units	Raymond Davis	6,000	100% (4)
Common Units	All Executives and Managers	6,000	100%

*Unless otherwise noted above, the address of the persons and entities listed in the table is c/o 5925 Carnegie Boulevard, Suite 110, Charlotte, North Carolina 28209.

**Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities regardless of whether he or she has an economic or pecuniary interest in such securities.

(1) Common Units issued to our Sponsor, Red Oak Capital Holdings, LLC ("Sponsor") as consideration for a capital commitment of $1,500,000, which may be called at times and in amounts in the discretion of the Manager. As such, each of Messrs. Bechtel, Kennedy and Davis have shared voting and dispositive power of such Common Units owned by our Sponsor. Messrs. Bechtel, Kennedy and Davis are officers of our Sponsor which is the sole member of our Manager, and on the Board of Managers of Red Oak Capital Holdings Management, LLC ("ROHM"), which is the manager of and owns 100% of the interests in our Sponsor. Messrs. Bechtel, Kennedy and Davis also own 13.27%, 19.15% and 8.84% of non-voting units of our Sponsor, respectively. Additionally, White Oak Capital Holdings, LLC, of which each of Messrs. Bechtel and Davis own 34.58% interests, owns 27.99% of the non-voting units of our Sponsor. Each of Messrs. Bechtel, Kennedy and Davis disclaim beneficial ownership of the Common Units held by the Sponsor, except to the extent of each individual's proportionate pecuniary interests therein.

(2) Reflects Common Units held by our Sponsor, of which ROHM is the manager and holder of 100% of the voting interests. Mr. Bechtel is an officer of our Sponsor, which is the sole member of our Manager, and a member of the board of managers of ROHM, and as such, is deemed to have shared voting and dispositive power over the shares held by our Sponsor. Mr. Bechtel disclaims beneficial ownership of shares held by our Sponsor, except to the extent of his proportionate pecuniary interest therein.

(3) Reflects Common Units held by our Sponsor, of which ROHM is the manager and holder of 100% of the voting interests. Mr. Kennedy is an officer of our Sponsor, which is the sole member of our Manager, and a member of the board of managers of ROHM, and as such, is deemed to have shared voting and dispositive power over the shares held by our Sponsor. Mr. Kennedy disclaims beneficial ownership of shares held by our Sponsor, except to the extent of his proportionate pecuniary interest therein.

(4) Reflects Common Units held by our Sponsor, of which ROHM is the manager and holder of 100% of the voting interests. Mr. Davis is an officer of our Sponsor, which is the sole member of our Manager, and a member of the board of managers of ROHM, and as such, is deemed to have shared voting and dispositive power over the shares held by our Sponsor. Mr. Davis disclaims beneficial ownership of shares held by our Sponsor, except to the extent of his proportionate pecuniary interest therein.

Item 5. Interest of Management and Others in Certain Transaction

For further details, please see Note 4, Related Party Transactions in Item 7, Financial Statements

Item 6. Other Information

None.

20

Item 7. Financial Statements

RED OAK CAPITAL FUND SERIES, LLC

AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AND

INDEPENDENT AUDITOR'S REPORT

DECEMBER 31, 2025 AND 2024

21

Red Oak Capital Fund Series, LLC and its Subsidiaries
Contents

Independent Auditor's Report	23

Consolidated Financial Statements

Consolidated Balance Sheets	24-25

Consolidated Statements of Operations	26-27

Consolidated Statements of Changes in Member's Capital	28

Consolidated Statements of Cash Flows	29-30

Notes to Consolidated Financial Statements	31-51

22

Independent Auditor's Report

To the Member

Red Oak Capital Fund Series, LLC

Opinion

We have audited the consolidated financial statements of Red Oak Capital Fund Series, LLC (the "Company") and the consolidating financial statements of ROCF II Series, ROCF IV Series, ROCF V Series, and ROIOF Series, (collectively, the "Series Funds"), which comprise the consolidated and consolidating balance sheets as of December 31, 2025 and 2024, and the related consolidated and consolidating statements of operations, changes in member's capital and cash flows for the years then ended, and the related notes to the consolidated and consolidating financial statements.

In our opinion, the accompanying consolidated and consolidating financial statements present fairly, in all material respects, the financial position of the Company and the Series Funds as of December 31, 2025 and 2024, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America ("GAAS"). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated and Consolidating Financial Statements section of our report. We are required to be independent of the Company and the Series Funds and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that Company and the Series Funds will continue as going concerns. As discussed in Note 2 to the consolidated and consolidating financial statements, ROCF IV Series has suffered recurring losses from operations, has a net capital deficiency, and has bonds payable coming due, which raise substantial doubt about ROCF IV Series ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in Note 2. The consolidated and consolidating financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated and Consolidating Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated and consolidating financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and consolidating financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated and consolidating financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company and each Series Funds ability to continue as a going concern for one year after the date that the consolidated and consolidating financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Consolidated and Consolidating Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated and consolidating financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated and consolidating financial statements.

In performing an audit in accordance with GAAS, we:

●          Exercise professional judgment and maintain professional skepticism throughout the audit.

●          Identify and assess the risks of material misstatement of the consolidated and consolidating financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and consolidating financial statements.

●          Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's and Series Funds' internal control. Accordingly, no such opinion is expressed.

●          Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated and consolidating financial statements.

●          Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's and the Series Funds' ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audits.

/s/ CohnReznick LLP

Baltimore, Maryland

April 30, 2026

23

Red Oak Capital Fund Series, LLC and its Subsidiaries

Consolidated Balance Sheets

December 31, 2025

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Red Oak Capital Fund Series, LLC	Eliminations	Consolidated

Assets

Current assets:
Cash and cash equivalents	$1,074,588	$9,783,746	$3,259,515	$2,177,977	$383	$-	$16,296,209
Mortgage loans receivable, held for investment, net	9,022,370	19,610,608	23,961,660	35,671,928	-	-	88,266,566
Loan interest receivable	140,002	-	1,813,501	2,764,874	-	-	4,718,377
Accrued paid-in-kind interest	222,172	169,000	1,600,850	1,978,210	-	-	3,970,232
Accounts receivable	12,631	-	-	14,948	-	-	27,579
Due from other	62,242	160,130	68,083	784,440	-	-	1,074,895
Due from related parties	3,589,628	-	10,582,921	1,025,608	-	(15,198,157)	-
Prepaid expenses	-	-	-	3,808	-	-	3,808
Total current assets	14,123,633	29,723,484	41,286,530	44,421,793	383	(15,198,157)	114,357,666

Long-term assets:
Mortgage loans receivable, held for investment, net	-	15,054,161	-	752,850	-	-	15,807,011
Property - held for sale, net	1,453,499	15,927,859	10,584,000	17,330,095	-	-	45,295,453
Other Assets	61,600	-	-	-	-	-	61,600
Total long-term assets	1,515,099	30,982,020	10,584,000	18,082,945	-	-	61,164,064

Total assets	$15,638,7332	$60,705,504	$51,870,530	$62,504,738	$383	$(15,198,157)	$175,521,730

Liabilities and Member's Deficit

Current liabilities:
Bonds payable, net	$-	$44,153,796	$37,069,251	$7,494,671	$-	$-	$88,717,718
Participation loans payable	2,472,000	-	4,067,000	1,000,000	-	-	7,539,000
Loan interest payable	17,722	31,024	-	-	-	-	48,746
Loan interest reserves	268,261	3,252,626	541,297	-	-	-	4,062,184
Loan construction reserves	707,039	9,378,857	3,212,558	819	-	-	13,299,273
Bond interest payable	928,744	922,736	1,336,424	1,334,233	-	-	4,522,137
Due to affiliates	-	181,250	625,538	288,947	-	-	1,095,735
Accrued expenses	597,267	174,414	317,963	260,136	-	-	1,349,780
Due to related parties	1,123,204	7,762,598	2,329,450	9,032,769	-	(15,198,157)	5,049,864
Other current liabilities	29,596	-	-	72,392	-	-	101,988
Total current liabilities	6,143,833	65,857,301	49,499,481	19,483,967	-	(15,198,157)	125,786,425

Long-term liabilities:
Bonds payable, net	37,842,845	-	32,337,014	56,596,226	-	-	126,776,085
Credit facility, net	82,177	2,746,938	1,203,796	3,475,375	-	-	7,508,286
Total long-term liabilities	37,925,022	2,746,938	33,540,810	60,071,601	-	-	134,284,371

Member's deficit	(28,430,123)	(7,898,735)	(31,169,761)	(17,050,830)	383	-	(84,549,066)

Total liabilities and member's deficit	$15,638,732	$60,705,504	$51,870,530	$62,504,738	$383	$(15,198,157)	$175,521,730

The accompanying notes are an integral part of the consolidated financial statements

24

Red Oak Capital Fund Series, LLC and its Subsidiaries

Consolidated Balance Sheets

December 31, 2024

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Red Oak Capital Fund Series, LLC	Eliminations	Consolidated

Assets

Current assets:
Cash and cash equivalents	$1,148,852	$8,746,319	$2,350,239	$2,434,144	$-	$-	$14,679,554
Mortgage loans receivable, held for investment, net	24,472,997	15,356,147	35,448,192	44,113,717	-	-	119,391,053
Loan interest receivable	715,619	785,499	1,109,027	2,497,633	-	-	5,107,778
Accrued paid-in-kind interest	331,083	530,361	1,523,981	1,860,320	-	-	4,245,745
Accounts receivable	162,291	-	-	-	-	-	162,291
Due from other	-	109,867	947,694	7,286	-	(1,054,788)	10,059
Property - held for sale, net	-	-	10,300,000	-	-	-	10,300,000
Prepaid expenses	4,125	4,125	4,125	4,125	-	-	16,500
Other assets	-	15,000	15,000	15,000	-	-	45,000
Total current assets	26,834,967	25,547,318	51,698,258	50,932,225	-	(1,054,788)	153,957,980

Long-term assets:
Mortgage loans receivable, held for investment, net	3,489,078	25,263,182	1,490,612	9,624,227	-	-	39,867,099
Other Assets	61,600	-	-	-	-	-	61,600
Total long-term assets	3,550,678	25,263,182	1,490,612	9,624,227	-	-	39,928,699

Total assets	$30,385,645	$50,810,500	$53,188,870	$60,556,452	$-	$(1,054,788)	$193,886,679

Liabilities and Member's Deficit

Current liabilities:
Bonds payable, net	$7,899,000	$-	$-	$-	$-	$-	$7,899,000
Participation loans payable	5,941,000	-	4,067,000	1,000,000	-	-	11,008,000
Loan interest payable	122,104	-	76,256	-	-	-	198,360
Loan interest reserves	-	2,064,781	577,725	1,018,749	-	-	3,661,255
Loan construction reserves	2,481,046	7,315,798	1,882,936	670,763	-	-	12,350,543
Bond interest payable	977,903	961,035	1,369,311	1,368,613	-	-	4,676,862
Due to affiliates	789,198	-	-	-	-	-	789,198
Accrued expenses	20,382	21,268	18,222	8,427	-	-	68,299
Due to related parties	215,640	914,021	1,020,097	47,396	-	(1,054,788)	1,142,366
Total current liabilities	18,446,273	11,276,903	9,011,547	4,113,948	-	(1,054,788)	41,793,883

Long-term liabilities:
Bonds payable, net	35,666,731	45,339,286	70,049,805	64,808,426	-	-	215,864,248
Total long-term liabilities	35,666,731	45,339,286	70,049,805	64,808,426	-	-	215,864,248

Member's deficit	(23,727,359)	(5,805,689)	(25,872,482)	(8,365,922)	-	-	(63,771,452)

Total liabilities and member's deficit	$30,385,645	$50,810,500	$53,188,870	$60,556,452	$-	$(1,054,788)	$193,886,679

The accompanying notes are an integral part of the consolidated financial statements

25

Red Oak Capital Fund Series, LLC and its Subsidiaries

Consolidated Statements of Operations

For the Year Ended December 31, 2025

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Red Oak Capital Fund Series, LLC	Eliminations	Consolidated

Revenue:
Mortgage interest income	$1,033,811	$3,796,060	$2,023,046	$3,260,392	$-	$-	$10,113,309
Paid-in-kind interest income	82,756	21,306	287,781	328,802	-	-	720,645
Bank interest income	123,674	317,730	109,642	57,427	15	-	608,488
Property income	72,073	-	-	1,817,680	-	-	1,889,753
Other income	3,400	14,500	500	-	-	-	18,400
Total revenue	1,315,714	4,149,596	2,420,969	5,464,301	15	-	13,350,595

Expenses:
Interest expense	4,530,416	4,746,390	6,700,186	6,680,040	-	-	22,657,032
Provision for credit losses (benefit)	(807,321)	505,000	(1,523,000)	3,805,000	-	-	1,979,679
Participation interest expense	122,301	-	-	-	-	-	122,301
Management fees	-	794,159	1,260,735	1,168,641	-	-	3,223,535
Management disposition fees	-	163,250	-	44,000	-	-	207,250
Property expenses	474,770	9,463	1,195,931	2,459,241	-	-	4,139,405
General and administrative	371,537	215,780	310,029	219,917	102,327	-	1,219,590
Total expenses	4,691,703	6,434,042	7,943,881	14,376,839	102,327	-	33,548,792

Other income (expense)
Unrealized loss on property - held for sale	(647,242)	-	(416,000)	-	-	-	(1,063,242)
Realized gain (loss) on extinguishment of debt	(679,533)	191,400	193,680	227,630	-	-	(66,823)
Total other income (expense)	(1,326,775)	191,400	(222,320)	227,630	-	-	(1,130,065)

Net loss	$(4,702,764)	$(2,093,046)	$(5,745,232)	$(8,684,908)	$(102,312)	$-	$(21,328,262)

The accompanying notes are an integral part of the consolidated financial statements

26

Red Oak Capital Fund Series, LLC and its Subsidiaries

Statements of Operations

For the Year Ended December 31, 2024

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Red Oak Capital Fund Series, LLC	Eliminations	Consolidated

Revenue:
Mortgage interest income	$3,137,056	$3,559,973	$3,855,562	$4,275,233	$-	$-	$14,827,824
Paid-in-kind interest income	248,158	230,886	583,708	690,194	-	-	1,752,946
Bank interest income	166,900	480,419	140,750	230,492	-		1,018,561
Other income	-	25	-	-	-	-	25
Total revenue	3,552,114	4,271,303	4,580,020	5,195,919	-	-	17,599,356

Expenses:
Bond interest expense	4,377,713	4,520,687	6,594,845	6,449,276	-	-	21,942,521
Provision for credit losses (benefit)	519,000	-	7,992,899	600,000	-	-	9,111,899
Participation interest expense	496,487	-	305,025	127,929	-	-	929,441
Management fees	789,198	814,201	1,278,699	1,184,098	-	-	4,066,196
Management acquisition fees	48,250	-	-	-	-	-	48,250
Management disposition fees	-	161,190	-	39,982	-	-	201,172
Rental expenses	40,965	696	281,996	-	-	-	323,657
General and administrative	467,182	219,711	299,534	199,411	-	-	1,185,838
Total expenses	6,738,795	5,716,485	16,752,998	8,600,696	-	-	37,808,974

Other income (expense)
Realized gain (loss) on extinguishment of debt	29,800	26,400	47,760	15,000	-	-	118,960
Total other income (expense)	29,800	26,400	47,760	15,000	-	-	118,960

Net loss	$(3,156,881)	$(1,418,782)	$(12,125,218)	$(3,389,777)	$-	$-	$(20,090,658)

The accompanying notes are an integral part of the consolidated financial statements

27

Red Oak Capital Fund Series, LLC and its Subsidiaries

Consolidated Statements of Changes in Member's Capital

For the Year Ended December 31, 2025 and 2024

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Red Oak Capital Fund Series, LLC	Consolidated

Member's deficit, January 1, 2024	$(20,570,478)	$(4,386,907)	$(13,747,264)	$(4,976,145)	$-	$(43,680,794)

Net loss	(3,156,881)	(1,418,782)	(12,125,218)	(3,389,777)	-	(20,090,658)

Member's deficit, December 31, 2024	(23,727,359)	(5,805,689)	(25,872,482)	(8,365,922)	-	(63,771,452)

Capital contributions	-	-	447,953	-	102,695	550,648

Net loss	(4,702,764)	(2,093,046)	(5,745,232)	(8,684,908)	(102,312)	(21,328,262)

Member's deficit, December 31, 2025	$(28,430,123)	$(7,898,735)	$(31,169,761)	$(17,050,830)	$383	$(84,549,066)

The accompanying notes are an integral part of the consolidated financial statements

28

Red Oak Capital Fund Series, LLC and its Subsidiaries

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2025

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Red Oak Capital Fund Series, LLC	Eliminations	Consolidated

Cash flows from operating activities:
Net loss	$(4,702,764)	$(2,093,046)	$(5,745,232)	$(8,684,908)	$(102,312)	$-	$(21,328,262)

Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:

Accretion of loan origination income	(78,474)	(271,480)	(134,105)	(239,934)	-	-	(723,993)
Amortization of debt issuance costs	486,308	720,627	1,183,418	1,062,986	-	-	3,453,339
Provision for credit losses (benefit)	(807,321)	505,000	(1,523,000)	3,805,000	-	-	1,979,679
Unrealized gain (loss) on property	647,242	-	416,000	-	-	-	1,063,242
Change in other operating assets and liabilities:
Net change in loan interest receivable	462,975	715,973	(151,763)	(1,210,271)	-	-	(183,086)
Net change in accrued paid-in-kind interest	108,911	361,361	(287,781)	(328,802)	-	-	(146,311)
Net change in accounts receivable	149,660	-	-	(14,948)	-	-	134,712
Net change in other asset	-	15,000	15,000	15,000	-	-	45,000
Net change in due from other	(40,594)	(50,263)	511,063	(777,154)	-	-	(356,948)
Net change in due from related parties	-	-	-	(550)	-	-	(550)
Net change in prepaid expenses	4,125	4,125	4,125	316	-	-	12,691
Net change in loan interest payable	(104,383)	31,024	(76,256)	-	-	-	(149,615)
Net change in bond interest payable	(49,159)	(38,299)	(32,887)	(34,380)	-	-	(154,725)
Net change in due to related parties	(178,344)	(846,268)	553,993	1,075,685	-	-	605,066
Net change in other current liabilities	29,596	-	-	72,392	-	-	101,988
Net change in due to affiliates	(574,536)	181,250	625,538	288,947	-	-	521,199
Net change in accrued expenses	558,950	153,146	(400,259)	251,709	-	-	563,546

Net cash used in operating activities	(4,087,808)	(611,850)	(5,042,146)	(4,718,912)	(102,312)	-	(14,563,028)

Cash flows from investing activities:
Mortgage notes issued	-	(20,054,239)	(81,558)	(1,986,206)	-	-	(22,122,003)
Mortgage notes repaid	11,670,500	17,775,279	4,900,000	6,418,500	-	-	40,764,279
Loan interest reserves, net	244,066	1,024,357	(64,299)	(1,037,329)	-	-	166,795
Loan construction reserve additions	1,353,675	12,863,747	4,851,388	841,424	-	-	19,910,234
Loan construction reserve drawdowns	(3,127,681)	(10,800,688)	(3,478,902)	(1,468,504)	-	-	(18,875,775)

Net cash provided by used in investing activities	10,140,560	808,456	6,126,629	2,767,885	-	-	19,843,530

Cash flows from financing activities:
Capital contributions	-	-	447,953	-	102,695	-	550,648
Credit facility drawdowns	2,369,500	5,462,249	1,881,250	6,892,125	-	-	16,605,124
Credit facility paydowns	(2,184,961)	(2,581,250)	(500,000)	(3,267,125)	-	-	(8,533,336)
Payment of debt issuance costs	(743,555)	(189,178)	(250,410)	(211,140)	-	-	(1,394,283)
Redemptions of Bonds	(5,568,000)	(1,851,000)	(1,754,000)	(1,719,000)	-	-	(10,892,000)

Net cash provided by (used in) financing activities	(6,127,016)	840,821	(175,207)	1,694,860	102,695	-	(3,663,847)

Net change in cash and cash equivalents	(74,264)	1,037,427	909,276	(256,167)	383	-	1,616,655

Cash and cash equivalents, beginning of year	1,148,852	8,746,319	2,350,239	2,434,144	-	-	14,679,554

Cash and cash equivalents, end of year	$1,074,588	$9,783,746	$3,259,515	$2,177,977	$383	$-	$16,296,209

Supplemental disclosure of cash flow information:
Interest paid	$4,048,613	$3,778,305	$5,442,382	$5,433,184	$-	$-	$18,702,484
Foreclosure of notes receivable in exchange for property, net	$2,319,402	$15,927,859	$-	$16,948,482	$-	$-	$35,195,743

The accompanying notes are an integral part of the consolidated financial statements

29

Red Oak Capital Fund Series, LLC and its Subsidiaries

Statements of Cash Flows

For the Year Ended December 31, 2024

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Red Oak Capital Fund Series, LLC	Eliminations	Consolidated

Cash flows from operating activities:
Net loss	$(3,156,881)	$(1,418,782)	$(12,125,218)	$(3,389,777)	$-	$-	$(20,090,658)

Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:

Accretion of loan origination income	(363,283)	(261,457)	(241,083)	(199,402)	-	-	(1,065,225)
Amortization of debt issuance costs	525,630	664,159	1,101,756	966,492	-	-	3,258,037
Provision for credit losses (benefit)	519,000	-	7,992,899	600,000	-	-	9,111,899
Change in other operating assets and liabilities:
Net change in loan interest receivable	(236,008)	128,054	(59,707)	(2,330,200)	-	-	(2,497,861)
Net change in accrued paid-in-kind interest	(248,158)	845,330	(583,709)	(690,194)	-	-	(676,731)
Net change in accounts receivable	(162,291)	-	-	-	-	-	(162,291)
Net change in other asset	-	(15,000	(15,000)	(15,000)	-	-	(45,000)
Net change in due from other	-	(109,867)	(947,694)	281,957	-	-	(775,604)
Net change in prepaid expenses	(4,125)	(4,125)	(4,125)	(4,125)	-	-	(16,500)
Net change in loan interest payable	45,133	-	-	(56,255)	-	-	(11,122)
Net change in bond interest payable	16,298	(5,567	(12,692)	(4,501)	-	-	(6,462)
Net change in due to related parties	215,640	914,021	(269,146)	47,396	-	-	907,911
Net change in due to affiliates	(8,080)	-	-	-	-	-	(8,080)
Net change in accrued expenses	(2,163)	13,768	10,722	927	-	-	23,254

Net cash provided by (used in) operating activities	(2,859,288)	750,534	(5,152,997)	(4,792,682)	-	-	(12,054,433)

Cash flows from investing activities:
Mortgage notes issued	(5,830,000)	(31,203,513)	(1,023,438)	(6,903,063)	-	-	(44,960,014)
Mortgage notes repaid	3,765,000	16,119,000	-	3,520,644	-	-	23,404,644
Mortgage note participations	(500,000)	-	-	(2,000,261)	-	-	(2,500,261)
Loan interest reserves, net	(2,019,629)	1,323,857	(784,512)	(128,920)	-	-	(1,609,204)
Loan construction reserve additions	2,205,906	12,782,466	2,871,084	1,494,292	-	-	19,353,748
Loan construction reserve drawdowns	(2,981,970)	(6,481,539)	(2,024,795)	(2,249,875)	-	-	(13,738,179)

Net cash used in investing activities	(5,360,693)	(7,459,729)	(961,661)	(6,267,183)	-	-	(20,049,266)

Cash flows from financing activities:
Payment of debt issuance costs	(1,128,920)	-	-	-	-	-	(1,128,920)
Redemptions of Bonds	(564,000)	(270,000)	(677,000)	(225,000)	-	-	(1,736,000)

Net cash used in financing activities	(1,692,920)	(270,000)	(677,000)	(225,000)	-	-	(2,864,920)

Net change in cash and cash equivalents	(9,912,901)	(6,979,195)	(6,791,658)	(11,284,865)	-	-	(34,968,619)

Cash and cash equivalents, beginning of year	11,061,753	15,725,514	9,141,897	13,719,009	-	-	49,648,173

Cash and cash equivalents, end of year	$1,148,852	$8,746,319	$2,350,239	$2,434,144	-	$-	$14,679,554

Supplemental disclosure of cash flow information:
Interest paid	$3,835,785	$3,862,094	$5,505,781	$5,487,285	$-	$-	$18,690,945
Foreclosure of notes receivable in exchange for property, net	$-	$-	$9,639,222	$-	$-	$-	$9,639,222

30

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

1. Organization

Red Oak Capital Fund Series, LLC, (the “Series LLC”) is a Delaware limited liability company that originates senior loans collateralized by commercial real estate in the United States of America. The Series LLC’s plan is to originate, acquire, and manage commercial real estate loans and securities and other commercial real estate-related debt instruments. Red Oak Capital GP, LLC is the Managing Member and owns 100% of the member interests in the Series LLC.

The Series LLC was formed on September 18, 2023, and on September 29, 2023, certain of its series (ROCF II Series, ROCF IV Series, ROCF V Series, and ROIOF Series, collectively, the "Series Funds"), succeeded by merger, respectively, to the business and operations of Red Oak Capital Fund II, LLC (“ROCF II”), Red Oak Capital Fund IV, LLC (“ROCF IV”), Red Oak Capital Fund V, LLC (“ROCF V”), and Red Oak Income Opportunity Fund, LLC (“ROIOF”). ROCF II, ROCF IV, ROCF V, and ROIOF, were all separate Delaware limited liability companies. The Series LLC’s term is indefinite. The net assets of the predecessor companies did not change as a result of the merger. Prior to the merger, ROCF II, ROCF IV, ROCF V, and ROIOF were all under common ownership and control. The consolidated financial statements are presented as if the merger occurred at the beginning of the reporting period.

On December 3, 2024, ROCF II SPV HoldCo, LLC, ROCF IV SPV HoldCo, LLC, ROCF V SPV HoldCo, LLC, and ROIOF SPV HoldCo, LLC (collectively, the “HoldCos”), together with their respective subsidiaries ROCF II SPV, LLC, ROCF IV SPV, LLC, ROCF V SPV, LLC, and ROIOF SPV, LLC (collectively, the “SPVs”), were formed for the purpose of facilitating the establishment of a secured line of credit with Cross River Bank. Each SPV is wholly owned by its respective HoldCo, and each HoldCo is wholly owned by, and ultimately consolidates into, its respective Series entity.

On October 13, 2025, ROCF II SPV HoldCo IP, LLC, ROCF IV SPV HoldCo IP, LLC, ROCF V SPV HoldCo IP, LLC, and ROIOF SPV HoldCo IP, LLC (collectively, the "HoldCo IPs"), together with their respective subsidiaries ROCF II SPV IP, LLC, ROCF IV SPV IP, LLC, ROCF V SPV IP, LLC and ROIOF SPV IP, LLC (collectively the "SPV IPs"), were formed for the purposes of facilitating the institutional partnerships.

ROCF II formed on April 25, 2017 and commenced operations on November 16, 2018. ROCF II raised a maximum of $50 million of Series A Bonds and Series B Bonds pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. The minimum offering requirement of $2 million was achieved and an initial closing was held on November 16, 2018 whereby the initial offering proceeds were released from escrow.

ROCF IV formed on October 31, 2019 and commenced operations on February 21, 2020. ROCF IV raised $50 million of Series A, B, Ra, and Rb Bonds pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended.

ROCF V formed on March 23, 2020 and commenced operations on September 23, 2020. ROCF V raised a maximum of $75 million of Series A Bonds, Series A R-bonds, Series B Bonds, and Series B R-Bonds pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended.

ROIOF was formed on February 28, 2020 and commenced operations on September 23, 2020. ROIOF raised $69.8 million of capital from the offering of CORE Bonds, CORE R-bonds, CORE 21 Bonds, CORE 21 R-Bonds, CORE 22 Bonds, CORE 22 R-Bonds and SI Bonds, pursuant to an exemption from registration under Regulation D of the Securities Act of 1933, as amended.

31

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

1. Organization (continued)

The Company's operations may be adversely affected by macroeconomic conditions and global uncertainties, including lingering inflation, elevated interest rates, geopolitical instability, changes to fiscal and monetary policy, labor shortages, supply chain disruptions, and the sporadic effects of tariffs and trade disputes on key imports and exports. The current macroeconomic environment has contributed to volatility in the capital markets, tighter lending conditions, and declining commercial real estate valuations across certain property types. These conditions have the potential to negatively impact both the Company and its borrowers. Possible effects include, but are not limited to, delays in borrower repayment, increased loan extension and modification requests, higher rates of default, deterioration of collateral values underlying the Company's loan portfolio, reduced borrower access to refinancing or take-out capital, increased construction and development costs affecting the feasibility of borrower business plans, and delayed or disrupted loan closings. A significant volume of commercial real estate debt across the broader market is scheduled to mature or has been extended into the current period, which may further strain borrower liquidity and increase refinancing risk. Any prolonged disruption caused by these conditions, or any worsening thereof, is uncertain in both duration and severity; however, such events may result in a material adverse impact on the Company's financial position, results of operations, and cash flows.

2. Significant accounting policies

Basis of presentation

The consolidated financial statements of the Series LLC have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and all values are stated in United States dollars. The financial statements include the accounts of the Series LLC and its series, ROCF II Series, ROCF IV Series, ROCF V Series, and ROIOF Series and their respective predecessors ROCF II, ROCF IV, ROCF V, and ROIOF. All intercompany balances and transactions have been eliminated in consolidation.

Going Concern and Management's Plans

For the year ended December 31, 2025, the Series Funds continued to deploy capital into senior secured loans, thereby mitigating the negative spread between the yield on interest earning assets and the cost of capital. Through the date these financial statements were available to be issued, the Series Funds, accounting for loans scheduled to close through year-end, have deployed substantially all of their capital into senior secured loans.

On January 7, 2025, the Series LLC's affiliates, ROCF II SPV, LLC, ROCF IV SPV, LLC, ROCF V SPV, LLC, and ROIOF SPV, LLC, and two other affiliates entered into an agreement with Cross River Bank for a $50 million secured revolving loan facility. In addition, we closed the Series Funds' first institutional partner co-investment during 2025 and anticipate additional co-investments in future periods, which will provide incremental capital for deployment into new senior secured loans. We anticipate the Cross River Bank loan facility and additional third-party co-investments will enhance yields and generate materially higher revenue and net income for the Series Funds in future periods which will mitigate their negative equity position going forward.

ROCF II Series

The maturity of the ROCF II Series B Bonds was August 1, 2024, reflecting a term of five years following the termination of the bond offering for the Series B Bonds. On April 19, 2024, the Company provided notice of its right to extend the maturity date for an additional six months prior to repayment of the Bonds, placing final extended maturity at February 1, 2025.

32

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

2. Significant accounting policies (continued)

On April 19, 2024, management notified investors of an offer to exchange $1,000 in principal amount at maturity of our new 9.5% Senior Secured Bonds (Series C Bonds) due December 2, 2028 for each $1,000 in principal amount at maturity of our 8.5% Senior Secured Bonds (Series B Bonds) due 2024. The exchange was offered under an exemption from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, and was undertaken to avoid the expense and delays associated with new capital raise and as such we raised the Bond yield to 9.5% for existing investors who elected to exchange. $36.8 million in Series B Bonds were exchanged under the initial exchange offer. On February 17, 2025, management reopened the exchange to the remaining Series B Bond investors under the same terms as the initial exchange offering. The offering expired on March 24, 2025. $2.3 million in Series B Bonds were exchanged under the second exchange offer.

On March 13, 2025, UMB Bank, N.A., as the Indenture Trustee for the Series B Bondholders, issued a Notice of an Event of Default and Reservation Rights related to the maturity of the remaining Series B Bonds. On June 23, 2025, ROCF II Series notified UMB Bank, N.A. and Series B Bondholders of its intent to pay in full the principal and accrued interest associated with the outstanding Series B Bonds by August 22, 2025. ROCF II Series delivered full payment of outstanding Series B Bond principal and interest to its paying agents on August 21, 2025. The transaction consisted of the repayment of $5.6 million in principal and $0.3 million of outstanding interest.

ROCF IV Series

The maturity of the ROCF IV Series B and Rb Bonds is June 30, 2026. On March 5, 2026, management notified Series B and Rb Bondholders of the June 30, 2026 maturity date and that the Company did not elect to automatically renew the Bonds. Concurrent with that notification, management informed the Series B and Rb Bondholders of its intent to extend the maturity date of the Bonds from June 30, 2026 to December 31, 2026, pursuant to section 2.02 (c)(1) of the Indenture. The maturity date extension was taken as a proactive measure within the terms of the bond indenture to provide sufficient runway for an orderly liquidation of the Bonds. Management is executing a structured disposition strategy designed to maximize recoveries and fully repay the remaining $44.5 million in outstanding Series B and Rb Bond principal by the extended maturity date; however, there can be no assurances that these actions will generate sufficient cash flows to repay the remaining $44.5 million in outstanding Series B and Rb Bond principal prior to the extended maturity date. This strategy includes scheduled loan payoffs from performing portfolio assets, ongoing negotiations to accelerate payoffs on select non-performing loans, and the anticipated liquidation of REO assets at values consistent with current appraisals. Recent activity reflects continued progress toward full repayment. In early 2026, ROCF IV Series received a loan payoff totaling $2.5 million in net proceeds on the Sharif 7, LLC and Sharif Investments Indy-7, LLC loan, strengthening the Company’s near-term liquidity position.

The upcoming maturity of the Series B and Rb Bonds, combined with an anticipated shortfall in redemption proceeds, raises substantial doubt about the ROCF IV Series' ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

ROCF V Series

The maturity of the ROCF V Series A and A R Bonds is December 31, 2026. Management anticipates exercising its right to automatically renew the Bonds for an additional five years at the same interest rate, subject to Bondholder consent.

Management also retains the right to extend the maturity of the Bonds to June 30, 2027 to ensure an orderly liquidation.

Use of estimates

The preparation of the consolidated financial statements requires the Managing Member to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. The Managing Member believes the estimates utilized in preparing the Series LLC’s consolidated financial statements are reasonable and prudent; however, actual results could differ from these estimates and such differences could be material to the Series LLC's consolidated financial statements.

33

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

2. Significant accounting policies (continued)

Principles of consolidation

The financial statements have been prepared on a consolidated basis and include the accounts of ROCF II Series, ROCF IV Series, ROCF V Series, and ROIOF Series (collectively, the “Series”), and their respective majority‑owned and controlled subsidiaries. These subsidiaries include ROCF II SPV Holdco IP, LLC, ROCF IV SPV Holdco IP, LLC, ROCF V SPV Holdco IP, LLC, ROIOF SPV Holdco IP, LLC, ROCF II SPV Holdco, LLC, ROCF IV SPV Holdco, LLC, ROCF V SPV Holdco, LLC, and ROIOF SPV Holdco, LLC (collectively, the “Holdcos”) and the Holdcos’ wholly‑owned subsidiaries ROCF II SPV, LLC, ROCF IV SPV, LLC, ROCF V SPV, LLC, ROIOF SPV, LLC, ROCF II SPV IP, LLC, ROCF IV SPV IP, LLC, ROCF V SPV IP, LLC, and ROIOF SPV IP, LLC (collectively, the “Company”). All material intercompany balances and transactions have been eliminated in consolidation.

Fair value – hierarchy of fair value

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, the Series LLC discloses the fair value of its assets and liabilities in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation. FASB ASC 820 provides three levels of the fair value hierarchy as follows:

Level One - Inputs use quoted prices in active markets for identical assets or liabilities of which the Series LLC has the ability to access.

Level Two - Inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level Three - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.

In instances whereby inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Series LLC’s assessment of the significance of particular inputs to these fair value measurements requires judgement and considers factors specific to each asset or liability.

Cash and cash equivalents

Cash represents cash deposits held at financial institutions. Cash equivalents may include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have original maturities of three months or less. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held to meet short-term liquidity requirements, rather than for investment purposes. Restricted cash represents cash held in escrow for the benefit of the Series LLC’s bondholders for the payment of the debt service obligation.

Cash and cash equivalents are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation or Securities Investor Protection Corporation limitations.

34

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

2. Significant accounting policies (continued)

Property - held for sale, net

Property – held for sale represents foreclosed properties that are initially recorded at lower of cost or fair value less estimated costs to sell establishing a new cost basis. Physical possession of commercial real estate property collateralizing a commercial mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. If fair value declines subsequent to foreclosure, a valuation allowance will be created and expensed as an unrealized loss.

Mortgage loans receivable held for investment, net

Mortgage loans receivable are classified as held for investment based on the Series LLC’s intention and ability to hold the loans until maturity. The loans are stated at the amount of unpaid principal net of deferred origination fees and costs, and any allowance for credit losses. The Series LLC’s mortgage loans receivable consist of senior secured private company loans collateralized by the borrower’s underlying commercial real estate assets. The repayment of the loans will be dependent upon the borrower’s ability to obtain a permanent financing solution or to sell the commercial real estate asset. The Series LLC’s mortgage loans receivable have heightened credit risk stemming from several factors, including the concentration of loans to a limited number of borrowers, the likelihood of construction projects running over budget, and the inability of the borrower to sell the underlying commercial real estate asset.

Loan participations

The Series LLC sells loan participations, to affiliated funds and other funds, in certain loans which it originates. The Series LLC follows the guidance in FASB ASC 860, Transfers and Servicing. Based on this guidance, participations in loans that do not meet the true-sale criteria are treated as secured financings for financial reporting purposes. Accordingly, the full amount of the loans with participations and the pledged loans are reflected as assets, the interest thereon is recorded by the Series LLC as income, and the participants’ share of the loans are reflected as secured borrowings with interest expense recorded by the Series LLC on such participations.

Allowance for credit losses

The Series LLC recognizes an allowance for credit losses for financial assets carried at amortized cost to present the net amount expected to be collected as of the balance sheet date. Such allowance will be based on the credit losses expected to arise over the life of the asset (contractual term), which includes consideration of prepayments and based on the Series LLC’s expectations as of the balance sheet date.

The Series LLC utilizes a loss rate approach in determining its lifetime expected credit losses on its loans held for investment. This method is used for calculating an estimate of losses based on management and the Series LLC’s expertise in the commercial real estate bridge lending space and is comprised of an estimate of the probability of default of a given loan and the expectation of total loss, including costs to remediate and/or sell, in the event of such default. In determining its loss rates, the Series LLC uses a multi-factor model to ascertain the likelihood of a borrower experiencing distress and going into default and quantifies a potential loss based on the carrying value of the underlying collateral on its balance sheet in relation to its fair value as determined by the most recent appraisal on an “as-is” basis less selling costs.

Credit Quality Indicators

The Series LLC analyzes the loans in its portfolio based on the internal credit risk grading process pursuant to CECL (as defined below). Internal credit risk grading includes an ongoing process that evaluates, among other things: (i) the borrower’s ability to repay; (ii) the underlying collateral; (iii) the risk inherent to a particular commercial real estate sector; and (iv) the risk endemic to the market and geography in which the borrower operates.

35

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

2. Significant accounting policies (continued)

The Series LLC assigns weights to a number of standard risk factors that apply across the portfolio. The weightings are based on management’s experience in the bridge lending credit market and have been specifically tailored to the offered loan products. These include loan to value (LTV), sector risk, market risk, sponsor risk and debt service coverage ratio (DSCR). In addition, subjective risk factors, including borrower past performance, borrower management / business plan performance, macroeconomic trends and other relevant facts or trends are analyzed in conjunction with standard factors to provide enhancement or diminution to the credit profile of the loan.

This analysis provides for a stratification of the loan portfolio across the following internal grades:

1. Prime – minimal probability of default

2. Pass – low probability of default

3. Low Pass – moderate probability of default

4. Watch – material probability of default

5. Special Mention – significant probability of default

6. Substandard – substantial probability of default

7. Doubtful – highly likely probability of default

8. Default – defaulted / expected to default

Revenue recognition and accounts receivable

Interest income on mortgage loans receivable is recognized over time using the interest method. Interest is accrued when earned in accordance with the terms of the loan agreement. Interest income is recognized to the extent paid or if the analysis performed on the related receivables supports the collectability of the interest receivable. Payments of contractual interest are recognized as income only to the extent that full recovery of the principal balance of the loan is reasonably certain. Nine loans and four loans were on nonaccrual status at December 31, 2025 and 2024, respectively.

The Series LLC will generally place a loan on non-accrual status for financial accounting purposes on the same date the loan is put into default status. A loan will typically go into default when an event of default has occurred as defined in the loan agreement, a notice of default has been sent to the borrower, and the borrower has not cured the default within the allotted period provided in the notice of default. Exceptions to the non-accrual policy may be made when the collateral value significantly exceeds the outstanding principal and accrued interest of the loan. Additionally, when the nature of the default does not materially impact the likelihood of collection, management may determine that non-accrual status is not appropriate. Management may also place a loan on non-accrual status that has not formally defaulted if the collection of interest and/or principal is doubtful. When a loan is classified as non-accrual, the future accrual of interest is suspended and management considers whether any previously accrued interest should be reversed. Interest received on non-accrual loans is either applied against principal or recognized as interest income.

Loan origination income is amortized over the life of the mortgage loan receivable using the interest method and is reflected as a direct deduction from the related mortgage loans receivable in the accompanying balance sheet. Accretion of loan origination income totaled $0.7 million and $1.1 million for the years ended December 31, 2025 and 2024, respectively, and is included in mortgage interest income in the accompanying statements of operations. The Series LLC had gross mortgage loans receivable of $118.2 million and $171.6 million, presented net of $0.3 million and $0.5 million of unamortized deferred loan origination income and $13.8 million and $11.9 million of loan loss reserves at December 31, 2025 and December 31, 2024, respectively.

Accrued Interest Receivable

The Series LLC elected to present the accrued interest receivable balance separately in its balance sheet from the amortized cost of the loan. Accrued interest receivable was $8.7 million and $9.4 million and accrued interest payable was $0.05 and $0.20 million as of December 31, 2025 and December 31, 2024 relating to loans and participation loans payable, respectively.

36

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

2. Significant accounting policies (continued)

When management places a loan in non-accrual status and determines that previously accrued interest should be reversed, the write-off of accrued interest receivable is recognized through the reversal of interest income. The Series LLC wrote off $0.5 million and $0.3 million of loan accrued interest receivables during the years ended December 31, 2025 and 2024, respectively.

Hotel Property Income

The Company owned and operated one hotel at December 31, 2025, from which the Company derives revenues. As a hotel owner, the Company has performance obligations to provide accommodations to hotel guests and in return the Company earns a nightly fee for an agreed upon period that is generally payable at the time the hotel guest checks out of the hotel. The Company typically satisfies the performance obligations over the length of stay and recognizes the revenue on a daily basis, as the hotel rooms are occupied and services are rendered. Other ancillary goods and services are purchased independently of the hotel stay at standalone selling process and are considered separate performance obligations, which are satisfied at the point in time when the related good or service is provided to the guest. These primarily consist of food, beverage and incidentals. Hotel room night and other ancillary hotel ownership revenues are recognized in property income in the statements of operations.

Other Property Income

The Company records property income at the amount to which it expects to be entitled when control of the service is transferred to the customer. The Company recognizes property income on a net basis when control of the service provided has been delegated to another entity, and the Company is acting as an agent. The Company’s contracts with customers contain no variable consideration, no warranty provisions, and all contracts are short term in nature. There are no material contract assets or liabilities outstanding at December 31, 2025 and December 31, 2024, respectively.

Taxes and Fees Collected on Behalf of Governmental Agencies

The Company is required to collect certain taxes and fees from customers on behalf of governmental agencies and remit these back to the applicable governmental agencies on a period basis. The Company has a legal obligation to act as a collection agent. The Company does not retain these taxes and fees, and, therefore, they are not included in the measurement of transaction prices. The Company has elected to present revenue net of sales taxes and other similar taxes. The Company records a liability when the amounts are collected and relieve the liability when payments are made to the applicable taxing authority or other appropriate governmental agency.

Bonds payable

The Series LLC-issued bonds will be held as a liability upon the effective date of closing. The bond interest will be expensed on an accrual basis. The contingent interest associated with the bonds will be recognized on an accrual basis at the end of each reporting period assuming a hypothetical liquidation of the Series LLC’s mortgage loans receivable at fair value.

Income taxes

The Series LLC is a single member limited liability company (LLC) and, as such, is a disregarded entity for income tax purposes and not subject to income taxes and does not file a tax return. Accordingly, these consolidated financial statements do not reflect a provision for income taxes and the Company has no other tax positions which must be considered for disclosure.

37

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

2. Significant accounting policies (continued)

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Series LLC is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. This permits the Series LLC to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Series LLC has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Series LLC (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. Such reclassifications had no effect on previously reported members' deficit or net loss.

3. Mortgage loans receivable

The Series LLC earned and accrued $9.9 million of mortgage loan interest income, $0.7 million in PIK interest income, and $0.1 million of participation interest expense during the year ended December 31, 2025. The Series LLC earned and accrued approximately $14.8 million of mortgage loan interest income, $1.8 million in PIK interest income, and $0.9 million of participation interest expense during the year ended December 31, 2024. During the year ended December 31, 2025, the Series LLC originated four loans and purchased two participations.

Mortgage loans receivable at December 31, 2025 consisted of the following:

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated
Mortgage loans receivable, net	$9,022,370	$34,664,769	$23,961,660	$36,424,778	$104,073,577
Participation loans payable	$2,472,000	-	$4,067,000	$1,000,000	$7,539,000
Loan count*	3	9	5	8	25
Weighted average interest rate	14.59%	10.23%	11.58%	11.74%	11.48%
Weighted average paid-in-kind interest rate	0.67%	0.18%	1.35%	1.26%	0.92%
Maturity Range	Oct. 31, 2024 to May 31, 2026	Oct. 31, 2024 to Nov. 30, 2027	June 30, 2024 to May 31, 2026	Aug. 1, 2024 to Nov. 30, 2027	June 30, 2024 to Nov. 30, 2027

* Figures include loans in which each fund is a lead lender or participant. The Series LLC holds 20 unique loans on a consolidated basis. 5 of those loans are participated with one other fund in the series.

38

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

3. Mortgage loans receivable (continued)

Mortgage loans receivable at December 31, 2024 consisted of the following:

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated
Mortgage loans receivable, net	$27,962,075	$40,619,329	$36,938,804	$53,737,944	$159,258,152
Participation loans payable	$5,941,000	-	$4,067,000	$1,000,000	$11,008,000
Loan count	7	9	5	5	26
Weighted average interest rate	11.97%	12.03%	9.59%	11.65%	11.23%
Weighted average paid-in-kind interest rate	0.77%	0.45%	1.32%	1.38%	1.04%
Maturity Range	Sep. 30, 2020 to Mar. 31, 2026	Dec. 31, 2023 to July 31, 2026	Oct. 12, 2023 to Mar. 31, 2026	Oct.12, 2023 to May 31, 2026	Sep. 30, 2020 to July 31, 2026

The below table summarizes the aging of mortgage loans receivable gross of unamortized origination costs and allowance for credit losses at December 31, 2025:

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated
0-30 Days	$600,000	$32,129,000	$5,525,000	$17,760,000	$56,014,000
31-60 Days	-	-	-	-	-
61-90 Days	-	-	-	-	-
90+ Days	9,100,000	3,250,000	26,650,000	23,175,000	62,175,000
Total	$9,700,000	$35,379,000	$32,175,000	$40,935,000	$118,189,000

The below tables summarize the allowance for credit losses for the periods ended December 31, 2024 and December 31, 2025:

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated
January 1, 2024 Balance	$961,000	$-	$6,052,000	$60,000	$7,073,000
Increases	690,000	-	8,268,000	1,180,000	10,138,000
Decreases	(171,000)	-	(4,610,000)	(580,000)	(5,361,000)
December 31, 2024 Balance	$1,480,000	$-	$9,710,000	$660,000	$11,850,000
Increases	687,679	560,000	596,000	3,828,000	5,671,679
Decreases	(1,495,000)	(55,000)	(2,119,000)	(23,000)	(3,692,000)
December 31, 2025 Balance	$672,679	$505,000	$8,187,000	$4,465,000	$13,829,679

39

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

3. Mortgage loans receivable (continued)

The below table summarizes mortgage loans receivable, net by credit quality indicators at December 31, 2025:

Indicator	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated
Prime	$-	$2,940,769	$-	$2,995,055	$5,935,824
Pass	-	-	-	-	-
Low pass	-	5,941,007	-	-	5,941,007
Watch	595,049	8,845,389	5,500,732	1,188,413	16,129,583
Special Mention	-	7,216,722	-	752,850	7,969,572
Substandard	-	-	-	-	-
Doubtful	2,800,000	-	1,497,928	23,339,852	27,637,780
Default	5,627,321	9,720,882	16,963,000	8,148,608	40,459,811
Total	$9,022,370	$34,664,769	$23,961,660	$36,424,778	$104,073,577

The table below summarizes the activity affecting mortgage notes receivable, net, for the periods ended December 31, 2024 and December 31, 2025:

Description	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated
Mortgage loans receivable, net at January 1, 2024	$26,052,792	$25,273,359	$53,832,283	$50,756,123	$155,914,557
Add: Mortgage notes issued	6,450,000	31,600,000	1,175,000	7,562,500	46,787,500
Less: Mortgage notes repaid	(3,765,000)	(16,119,000)	-	(2,020,382)	(21,904,382)
Less: Loan origination/extension fees issued	(120,000)	(396,487)	(151,562)	(159,438)	(827,487)
Add: Accretion of loan origination income	363,283	261,457	241,083	199,402	1,065,225
Add: Provision for credit (losses) benefit	(519,000)	-	(3,658,000)	(600,000)	(4,777,000)
Add: Participations realized	(500,000)	-	(1,000,000)	(2,000,261)	(3,500,261)
Less: Loans transferred to real-estate owned	-	-	(13,500,000)	-	(13,500,000)
Mortgage loans receivable, net at December 31, 2024	27,962,075	40,619,329	36,938,804	53,737,944	159,258,152
Add: Mortgage notes issued	-	19,254,000	-	1,960,000	21,214,000
Less: Mortgage notes repaid	(17,981,500)	(16,725,000)	(4,900,000)	(6,418,500)	(46,025,000)
Less: Loan origination/extension fees issued	(13,000)	(250,040)	(109,250)	(164,600)	(536,890)
Add: Accretion of loan origination income	78,474	271,480	134,106	239,934	723,994
Add: Provision for credit (losses) benefit	807,321	(505,000)	1,523,000	(3,805,000)	(1,979,679)
Add: Participations realized	3,469,000	-	-	-	3,469,000
Less: Loans transferred to real-estate owned	(1,800,000)	(15,500,000)	-	(16,250,000)	(33,550,000)
Less: Participation loans due to/from related parties	(3,500,000)	7,500,000	(9,625,000)	7,125,000	1,500,000
Mortgage loans receivable, net at December 31, 2025	$9,022,370	$34,664,769	$23,961,660	$36,424,778	$104,073,577

40

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

3. Mortgage loans receivable (continued)

In accordance with the Series LLC's mortgage loan receivable agreements, most borrowers must fund a loan interest reserve account with six to twelve months of interest payments. The Series LLC may also hold prepaid interest on behalf of each borrower as applicable. As of December 31, 2025 and December 31, 2024, the loan interest reserve account, including prepaid interest, contained $4.1 million and $3.7 million, respectively. Additionally, the Series LLC holds certain construction funds on behalf of each borrower which are then paid out in accordance with a construction budget, draw schedule, and payment schedule, as applicable. As of December 31, 2025 and December 31, 2024, the loan construction reserve account contained $13.3 million and $12.4 million, respectively.

On April 1, 2024, ROCF IV Series placed mortgage note borrower, The Oaks Senior Living, into default when the 30-day cure period lapsed following the issuance of a notice of default. On May 21, 2024, the notice of default was recorded and expired on August 19, 2024. Management placed the loan into nonaccrual status on August 19, 2024, in accordance with its policy. On July 14, 2025, the borrower paid off its $6.0 million note pursuant to a settlement agreement. ROCF IV Series received $7.8 million in proceeds from the settlement, resulting in a full repayment of the loan's principal amount and partial repayment of the loan's accrued and unpaid interest and fees and construction reserves.

On June 30, 2024, ROIOF Series placed mortgage note borrower, Pro Hospitality NineA, LLC, into default when the 25-day cure period lapsed following the issuance of a notice of default on June 6, 2024. Management placed the loan into nonaccrual status on June 30, 2024, in accordance with its policy. The loan held an unpaid principal balance of $16.3 million with interest receivable of $0.8 million as of December 31, 2024. On March 5, 2025, the Series LLC acquired the property through foreclosure from Pro Hospitality NineA, LLC by ROCF V Series and ROIOF Series. Upon foreclosure, $16.9 million was recognized as real-estate owned and no loss was recognized.

On September 15, 2024, ROIOF Series placed mortgage note borrower, JV SBAM SB, LLC, into non-accrual status when the 10-day cure period lapsed following an issuance of a notice of default on September 5, 2024. Management reversed $0.2 million in interest accrued since June 30, 2024, in accordance with its policy. On June 24, 2025, the court appointed a receiver and management is currently evaluating workout options with the sponsor and moving forward with the foreclosure process. The loan holds an unpaid principal balance of $11.2 million, interest receivable balance of $0.4 million, PIK interest receivable balance of $0.5 million, and a loan loss reserve of $4.2 million as of December 31, 2025.

On November 20, 2024, ROCF IV Series issued a notice of default to 4069-4089 Minnesota Ave NE LLC and the loan was placed in non-accrual status. On December 23, 2025, the Company acquired the property through a trustee sale and is currently in the process of renovating the property prior to listing it for sale. Prior to foreclosure, the note was due for maturity on March 31, 2026 and had a carrying value of $15.9 million. Upon foreclosure, $15.9 million was recognized as real-estate owned and no loss was recognized.

On January 1, 2025, management placed mortgage note borrower Laura Trio, LLC in non-accrual status due to the borrower failing to pay outstanding interest and principal at maturity. On May 2, 2025, the borrower failed to cure a notice of default issued on April 21, 2025. As of December 31, 2025, the loan holds an unpaid principal balance of $6.3 million. Subsequent to the end of the period, ROCF II Series sold the mortgage note to an unaffiliated third party in exchange for a $5.5 million purchase price plus a contingent $0.8 million IRR note maturing on January 31, 2031. Of the $5.5 million purchase price, ROCF II Series received $3.5 million in cash upon closing and financed the remaining $2.0 million through a carryback note with the buyer that matures on the earlier of (a) a foreclosure payoff event, (b) January 21, 2029, or (c) the closing of a construction loan. Upon closing of the note sale, ROCF II Series paid off the $1.1 million Red Oak Capital Intermediate Income, LLC participation in the loan.

41

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

3. Mortgage loans receivable (continued)

On February 24, 2025, ROIOF Series issued a notice of default to a mortgage note borrower, Scripps Two, LLC, for failure to make interest payments. On August 6, 2025, the loan was placed into non-accrual status after the borrower failed to cure the notice of default. On November 20, 2025, the borrower filed bankruptcy and filed a cash collateral motion to continue operating the property. On December 22, 2025, the court ruled on the cash collateral motion, which provides ROIOF Series with $30k per month. The borrower is working through the process of listing the property for sale.

On February 28, 2025, ROCF V Series entered into a Forbearance & Loan Modification Agreement with mortgage note borrower, Princeton Development LLC, setting a forbearance period ending March 31, 2025. During 2025, ROCF V Series entered into ten amended Forbearance & Loan Modification Agreements with the borrower, with the tenth amended agreement's forbearance period ending January 21, 2026. As of December 31, 2025, ROCF V Series held 25.00%, ROIOF Series held 50.00%, and Red Oak Capital Holdings, LLC held 25.00% of the $6.0 million loan. Subsequent to year end, ROCF V Series entered into five additional amended Forbearance & Loan Modification Agreements with the borrower, with the 15th amended agreement's forbearance period ending May 4, 2026. On January 21, 2026, the mortgage note borrower made a partial paydown of $1.0 million, which was applied to outstanding amounts as follows: $0.3 million to principal, $0.4 million to outstanding interest, and $0.3 million to outstanding fees. On April 22, 2026, the borrower made an additional paydown of $0.3 million, which was applied to outstanding amounts as follows: $0.2 million to outstanding interest and $0.1 million to outstanding fees and overdrawn reserves.

In March 2025, the borrower YP Trillium, LLC informed ROCF V Series of its intent to default on the senior secured loan in the amount of $8.3 million. On May 15, 2025, ROCF V Series issued a notice of default to YP Trillium LLC and the loan was placed in non-accrual status. On May 23, 2025, the mortgage note borrower defaulted on the mortgage note after failing to cure the notice of default. On July 15, 2025, management filed a foreclosure complaint on the loan with mortgage note borrower YP Trillium LLC. As of the date the financial statements were available to be issued, a receiver has been put into place and management is in the process of obtaining ownership of the property through foreclosure. As of December 31, 2025, the Company has established a loan loss reserve of $4.2 million related to the loan.

On March 31, 2025, mortgage note borrower The Atrium CT, LLC failed to pay outstanding interest and principal at maturity. The Company then issued a notice of default to the borrower which was not cured by the July 31, 2025 cure date. On August 1, 2025, ROIOF SPV, LLC entered into a loan modification agreement with The Atrium CT, LLC, which extended the loan’s maturity date to February 28, 2026 in exchange for $0.5 million in accrued and unpaid interest. Subsequent to the end of the year, the borrower failed to pay outstanding principal, interest, and fees at maturity. Management is currently evaluating loan agreement enforcement options.

On April 6, 2025, ROCF IV Series issued a notice of default to a mortgage note borrower, Milwaukee Logan Investments, LLC Series 3. Management placed the loan in non-accrual status on April 28, 2025 after the borrower failed to cure the default by the April 28, 2025 cure date. Subsequent to year end, a receivership motion was granted. As of the date of this report, management is in the process of obtaining the property through foreclosure.

On April 15, 2025, ROCF V Series issued a notice of default to the borrower, 939 4th St LLC. The cure period expired on July 14, 2025. Management placed the loan into non-accrual status on July 15, 2025 in accordance with its policy. During 2024 and 2025, ROCF V Series received $4.2 million in insurance proceeds related to a 2024 fire at the property which were allocated to construction reserves and disbursed to the borrower in accordance with the Company's established draw policy. As of December 31, 2025, $1.8 million in undrawn insurance proceeds remained. The remaining fire rehabilitation is expected to be completed during 2026. Management is in the process of finalizing a forbearance agreement with the borrower.

42

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

3. Mortgage loans receivable (continued)

On April 21, 2025, ROCF IV Series entered into a first amendment to the loan agreement with mortgage note borrower The 1525 19th Street Flats LLC whereby $0.5 million of the exit fee from the mortgage loan with Legacy Lofts II LLC and Legacy Lofts III LLC that was not paid when the loan paid off was added as an accommodation fee to the loan with The 1525 19th Street Flats LLC. The accommodation fee is due and payable upon the earliest of (1) the maturity date of the 1525 19th Street Flats LLC loan (2) 1525 19th Street Flats LLC's prepayment of the loan in part or full prior to the maturity date (3) a sale, assignment, transfer or other conveyance of all or any part of the borrower's fee interest in the underlying property or (4) lender accelerating or making demand on the loan following the occurrence of an Event of Default.

On April 23, 2025, ROCF II Series issued a notice of default to a mortgage note borrower, 1234 Templecliff LLC, for failure to make interest payments. On May 2, 2025, the loan was placed in non-accrual status after the borrower failed to cure the notice of default. On August 5, 2025, 1234 Templecliff LLC was acquired through foreclosure. The note originally matured on March 31, 2025 and had a principal balance of $2.3 million. Upon foreclosure, $2.3 million was recognized as real-estate owned. Management is in the process of evaluating exit opportunities.

On June 10, 2025, Patio Theater Holdings, LLC paid off its note with a principal balance of $2.4 million, pursuant to a settlement agreement. The mortgage note had been in non-accrual status since 2022. ROCF II Series received $2.7 million in proceeds from the settlement, resulting in a partial repayment of the loan’s carrying amount, inclusive of principal, accrued and unpaid interest and fees, and reserves.

On June 30, 2025, ROCF V Series issued a notice of default to mortgage note borrower Chicago 3850, LLC for failure to pay outstanding principal and interest at maturity and failure to pay property taxes when due. Management placed the loan in non-accrual status on July 14, 2025 after the borrower failed to cure the notice of default. Subsequent to period end, the court granted a motion for receivership. Management is working through the process of obtaining the property through foreclosure.

On September 29, 2025, ROCF II Series issued a notice of default to mortgage note borrower Keego Harbor MHC - Michigan, LLC for failure to pay outstanding principal and interest at maturity. Management placed the loan in non-accrual status on October 13, 2025 after the borrower failed to cure the notice of default. Subsequent to year end, ROCF II Series sold the mortgage loan to a third-party, Keego Harbor Orchard, LLC, for $2.7 million, resulting in a partial repayment of the loan's carrying amount, inclusive of principal, accrued and unpaid interest and fees, and reserves.

4. Property – held for sale, net

On February 15, 2024, the commercial office building located in Parsippany-Troy Hills, NJ, formerly owned by 11 Waterview Blvd. LLC, was acquired through foreclosure. The note originally matured on March 31, 2023 and had a carrying value of $13.5 million. Upon foreclosure, $10.3 million was recognized as real-estate owned and ROCF V Series recognized a loss of $4.3 million. As of December 31, 2025, the property continues to be held for sale and ROCF V Series is fielding interest from several buyer groups.

On March 5, 2025, the commercial hospitality building located in Phoenix Arizona, formerly owned by Pro Hospitality NineA, LLC, was acquired by ROIOF Series through foreclosure. The note originally matured on October 12, 2023 and had a carrying value of $16.9 million. Upon foreclosure, $16.9 million was recognized as real-estate owned and no loss was recognized.

On August 5, 2025, the multifamily apartment building located in Dallas, TX, formerly owned by 1234 Templecliff LLC, was acquired by ROCF II Series through foreclosure. The loan’s extended maturity date was March 31, 2025 and the loan had a carrying value of $2.3 million. Upon foreclosure, $2.3 million was recognized as real-estate owned and no loss was recognized.

43

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

4. Property – held for sale, net (continued)

On December 23, 2025, the commercial multifamily building located in the District of Columbia, formerly known as 4069-4089 Minnesota Ave NE LLC, was acquired by ROCF IV Series through foreclosure. The note was due for maturity on March 31, 2026 and had a carrying value of $15.9 million. Upon foreclosure, $15.9 million was recognized as real-estate owned and no loss was recognized.

5. Related party transactions

The Series LLC pays an annual management fee, calculated and payable on a quarterly basis in advance, to the Managing Member. The management fee is based on an annual rate of 1.75% of gross principal outstanding of all Bonds. During the years ended December 31, 2025 and December 31, 2024, $3.2 million and $4.1 million of management fees were incurred, respectively. As of December 31, 2025 and December 31, 2024, $0.9 million and $0.8 million of management fees were payable to the Managing Member, respectively. As of January 1, 2025, ROCF II Series no longer pays a management fee to the Managing Member.

ROCF II Series pays an acquisition fee to the Managing Member. The acquisition fee is calculated as 0.50% of the gross mortgage loans receivable, inclusive of any closing costs. During the years ended December 31, 2025 and December 31, 2024, $0 and $0.05 million of acquisition fees were incurred, respectively. As of December 31, 2025 and December 31, 2024, no acquisition fees were payable to the Managing Member.

ROCF IV Series, ROCF V Series, and ROIOF Series will pay a disposition fee to the Managing Member. The disposition fee is calculated as 1.00% of the proceeds received from the repayment of the principal amount of any of its debt investments or any other disposition of the underlying real estate. During the years ended December 31, 2025 and December 31, 2024, $0.2 million and $0.2 million of disposition fees were incurred, respectively. As of December 31, 2025 and December 31, 2024, $0.1 million and $0 disposition fees were payable to the Managing Member, respectively.

The Series LLC paid organization fees, calculated and payable at every closing, to the Managing Member. The organizational fee is calculated as 2.00% of the gross principal outstanding of all Bonds. During the years ended December 31, 2025 and December 31, 2024, no organization fees were incurred. As of December 31, 2025 and December 31, 2024, no organization fees were payable to the Managing Member.

Certain properties were acquired through foreclosure of loans in which the Series Funds participated, with one fund designated as the original lead lender. Upon foreclosure, the lead lender takes title to the asset and records a due to related parties payable representing the pro‑rata ownership interests of the other participating funds. Correspondingly, each participating fund records a due from related party receivable for its respective pro‑rata share of the asset. These intercompany balances reflect the underlying participation arrangements among the funds and are settled in the ordinary course of operations as proceeds from the operation or disposition of the assets are distributed.

Certain properties were acquired through foreclosure of loans in which the Series Funds participated, with one fund designated as the original lead lender. Upon foreclosure, the lead lender takes title to the asset and records a due to related parties payable representing the pro‑rata ownership interests of the other participating funds. Correspondingly, each participating fund records a due from related party receivable for its respective pro‑rata share of the asset. With respect to the property formerly owned by 1234 Templecliff LLC, ROCF II Series recorded a due to related parties payable of $0.3 million to Oak Institutional Credit Solutions, LLC, an affiliated entity. With respect to the property formerly owned by 4069-408 Minnesota Ave NE LLC, ROCF IV Series recorded due to related party payables of $3.6 million, $1.5 million, $1.0 million, and $1.5 million to ROCF II Series, ROCF V Series, ROIOF Series, and Oak Institutional Credit Solutions, LLC, respectively. With respect to the property formerly owned by Pro Hospitality NineA, LLC, ROIOF Series recorded a due to related parties payable of $8.7 million to ROCF V Series.

The Series Funds have entered into loan participation and servicing agreements with affiliate funds and other funds, whereby the Series Funds sold participation interests in certain loans originated equal to a specific percentage of committed loan principal and providing specified interest rates to the participating funds. The interest rates on participation loans payable range from 7.50% to 7.75%. As of December 31, 2025 and December 31, 2024, the outstanding amount of participating loans payable was $7.5 million and $11.0 million, respectively.

6. Member’s equity

During the years ended December 31, 2025 and December 31, 2024, the Managing Member, as sole member of the Series LLC, made capital contributions of $0.6 million and received no distributions.

7. Bonds payable

During the year ended December 31, 2024, ROCF II Series issued approximately $36.8 million of Series C bonds as part of the Series B bond exchange. During the year ended December 31, 2025, ROCF II Series issued $2.3 million of Series C Bonds as a part of the Series B Bonds exchange that reopened on February 17, 2025. The Bonds are secured by a senior blanket lien on all assets of the Company. No additional bonds were issued by the Series LLC for the year ended December 31, 2025.

As of December 31, 2025 and December 31, 2024, there have been $22.9 million and $22.3 million of debt issuance costs incurred by the Series LLC, respectively. The Series LLC capitalizes and amortizes the costs through the maturity of each Series as applicable. During the years ended December 31, 2025 and December 31, 2024, $3.5 million and $3.3 million were amortized to interest expense, respectively.

Bonds payable as of December 31, 2025 and December 31, 2024 are comprised of the following:

	2025	2024
ROCF II Series B bonds payable	$-	$7,899,000
ROCF II Series C bonds payable	39,105,000	36,774,000
ROCF IV Series B bonds payable	41,443,000	43,229,000
ROCF IV Series Rb bonds payable	3,021,000	3,086,000
ROCF V Series A bonds payable	34,938,000	35,704,000
ROCF V Series A R-bonds payable	2,685,000	2,685,000
ROCF V Series B bonds payable	30,867,000	31,855,000
ROCF V Series B R-bonds payable	2,444,000	2,444,000
ROIOF CORE bonds payable	5,713,000	5,873,000
ROIOF CORE R-bonds payable	1,831,000	1,831,000
ROIOF CORE 21 bonds payable	25,610,000	26,169,000
ROIOF CORE 21 R-bonds payable	3,975,000	3,975,000
ROIOF CORE 22 bonds payable	22,741,000	23,741,000
ROIOF CORE 22 R-bonds payable	3,694,000	3,694,000
ROIOF SI bonds payable	2,236,000	2,236,000
Unamortized debt issuance costs	(4,809,195)	(7,431,752)
Total bonds payable, net	$215,493,805	$223,763,248

For the years ended December 31, 2025 and December 31, 2024, the Series LLC recorded $22.7 million and $21.9 million of bond interest expense, respectively. As of December 31, 2025 and December 31, 2024, accrued interest of $4.5 million and $4.7 million was payable to all bondholders, respectively.

Defined bond terms can be found in the corresponding series’ bond agreements.

ROCF II Bonds

The Series LLC executes quarterly interest payments to the Series C Bondholders at a rate of 9.50% per annum. The Series C Bonds were issued on November 1, 2024 and mature on December 2, 2028. Series C Bonds are redeemable on the third anniversary of the date of issuance at $800 plus accrued but unpaid interest. For redemptions made as a result of death or disability of the Bondholder, Bonds are redeemable at $900 plus accrued but unpaid interest.

44

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

7. Bonds payable (continued)

The maturity date of Series B Bonds was August 1, 2024, five years following the termination of the bond offering for Series B Bonds. The Company provided notice of its exercise of its right to extend the maturity date for another six months prior to repayment of the Bonds, placing final extended maturity at February 1, 2025. The Company, pursuant to the indenture, provided notice to the bondholders that the Company does not intend to allow the bonds to automatically renew. As an alternative, given the rise in interest rates, management offered investors the option to exchange their bonds for a new series of bonds, the Series C Bonds, with a higher coupon and a four-year maturity pursuant to an exemption from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. The exchange expired on November 30, 2024, and the Series C Bonds were issued on December 2, 2024.

As of December 2, 2024, $36.8 million aggregate principal amount at maturity of Series B Bonds, representing 80% of the amount of Old Bonds outstanding, had been tendered in exchange for an equal principal amount of Series C Bonds. Due to additional investor interest, management made an additional offer to exchange Series B Bonds for Series C Bonds on February 17, 2025 under materially the same terms as the initial exchange offer. The expiration of the additional exchange offer was March 24, 2025, which resulted in an additional $2.3 million of aggregate principal amount at maturity of B Bonds being tendered in exchange for equal principal amount of Series C Bond principal. The exchanges were undertaken to avoid the expense and delays associated with a new capital raise.

Due to liquidity constraints of ROCF II Series, the Series B Bonds were not redeemed on the maturity date of February 1, 2025. On March 13, 2025, UMB Bank, N.A., as the Indenture Trustee for the Series B Bondholders, issued to us a Notice of an Event of Default and Reservation of Rights related to the maturity of the remaining Series B Bonds. On June 23, 2025, ROCF II Series notified UMB Bank, N.A. and Series B Bondholders of its intent to pay in full the principal and accrued interest associated with the outstanding Series B Bonds by August 22, 2025. ROCF II Series delivered full payment of outstanding Series B Bond principal and interest to its paying agents on August 21, 2025.

Upon maturity of the Series B Bonds, bondholders who did not participate in the exchange for Series C bonds were entitled to receive a Contingent Interest Payment equal to 24% of the Spread. The Spread is defined as the difference between such bond’s pro-rata share of revenue derived from senior secured loans less the interest paid to such bondholder, withholding for fees at the discretion of the Managing Member. No contingent interest was accrued or paid to the B Bondholders at the August 21, 2025 payoff. Upon maturity of Series C Bonds, bondholders will not receive a Contingent Interest Payment.

ROCF IV Bonds

The Series LLC executes quarterly interest payments to the Series B and Rb Bondholders at a rate of 8.25% and 9.00% per annum, respectively.

The maturity date of Series A and Ra Bonds was June 30, 2023, and the Series LLC elected to redeem all outstanding principal of these bonds. The maturity date for Series B and Rb Bonds is June 30, 2026. On March 5, 2026, management notified Series B and Rb Bondholders of the June 30, 2026 maturity and that the Company did not elect to automatically renew the Bonds. On the same day, management notified Series B and Rb Bondholders of its intent to extend the maturity of the Series B and Rb Bonds from June 30, 2026 to December 31, 2026 pursuant to section 2.02(c)(1) of the Indenture. The maturity date extension was taken as a proactive measure to provide sufficient runway for an orderly liquidation of the Bonds. Upon maturity of the B and Rb Bonds, Bondholders are eligible to receive a Contingent Interest Payment equal to 24% of the Spread. The Spread is defined as the difference between such bond’s pro-rata share of revenue derived from senior secured private company loans less the interest paid to such bondholder, withholding for fees at the discretion of the Managing Member.

45

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

7. Bonds payable (continued)

Series B and Rb Bonds became redeemable beginning July 1, 2024. Once the Series LLC receives written notice from the bondholder, it has 120 days from the date of receipt to redeem the bonds at a price per bond equal to: (i) $880 plus any accrued but unpaid interest on the Bond if the notice is received on or after July 1, 2024 and (ii) $900 plus any accrued but unpaid interest on the Bond if the notice is received on or after July 1, 2025.

The Series LLC’s obligation to redeem bonds in any given year pursuant to the Series B and Rb Redemption is limited to 10% of the outstanding principal balance of the Series B and Rb Bonds on January 1st of the applicable year. Bond redemptions pursuant to the Series B and Rb Redemption will occur in the order that notices are received.

ROCF V Bonds

The Series LLC executes quarterly interest payments to the Series A Bondholders, Series A R-Bondholders, Series B Bondholders, and Series B R-Bondholders at a rate of 7.50%, 8.00%, 7.50%, and 8.00% per annum, respectively.

The maturity date of Series A Bonds and Series A R-bonds is December 31, 2026 and the maturity date of Series B Bonds and Series B R-Bonds is December 31, 2027. Upon maturity of the Bonds, bondholders are eligible to receive a Contingent Interest Payment equal to 20% of the Spread. The Spread is defined as the difference between such bond’s pro-rata share of revenue derived from senior secured private company loans less the interest paid to such bondholder, withholding for fees at the discretion of the Managing Member.

The Series A Bonds and Series A R-Bonds became redeemable beginning January 1, 2024. Once the Series LLC receives written notice from the bondholder, it has 120 days from the date of receipt to redeem the bonds at a price per bond equal to: (i) $880 plus any accrued but unpaid interest on the Bond if the notice is received on or after

January 1, 2024 and (ii) $900 plus any accrued but unpaid interest on the Bond if the notice is received on or after January 1, 2026.

The Series B Bonds and Series B R-Bonds became redeemable beginning January 1, 2025. Once the Series LLC receives written notice from the bondholder, it will have 120 days from the date of receipt to redeem the bonds at a price per bond equal to: (i) $880 plus any accrued but unpaid interest on the Bond if the notice is received on or after January 1, 2025 and (ii) $900 plus any accrued but unpaid interest on the Bond if the notice is received on or after January 1, 2027.

The Series LLC’s obligation to redeem bonds in any given year pursuant to this Optional Redemption is limited to 15% of the outstanding principal balance of the Series A Bonds, Series A R-bonds, Series B Bonds, and Series B R-Bonds, in aggregate, on January 1st of the applicable year. Bond redemptions pursuant to the Optional Redemption will occur in the order that notices are received.

Upon maturity, and subject to the terms and conditions described in the offering memorandum, the Series LLC retains the right to automatically renew the bonds at the same interest rate for an additional five years unless redeemed upon maturity at the Series LLC or the bondholders' election. The Series LLC also retains the right to extend the maturity date of the bonds to ensure an orderly liquidation.

Upon maturity of the Series A and A R Bonds, management anticipates exercising its right to automatically renew the Bonds for an additional five years at the same interest rate, subject to Bondholder consent. Management also retains the right to extend the maturity of the Bonds to June 30, 2027 to ensure an orderly liquidation.

ROIOF Bonds

The Series LLC executes quarterly interest payments to the CORE, CORE 21, and CORE 22 Bondholders at a rate of 8.00% per annum; to the CORE R-, CORE 21 R-, and CORE 22 R-Bondholders at a rate of 8.65% per annum; and to the SI Bondholders at a rate of 8.50% per annum.

46

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

7. Bonds payable (continued)

The maturity date of CORE Bonds and CORE R-Bonds issued in 2020 is June 30, 2026. The maturity date of CORE 21 Bonds and CORE 21 R-Bonds is June 30, 2027. The maturity date of CORE 22 Bonds and CORE 22 R-Bonds is June 30, 2028. The maturity date of SI Bonds is June 30, 2028. Management plans to exercise its right to extend the maturity date of the CORE and CORE R Bonds from June 30, 2026 to December 31, 2026 to facilitate redemption of the Bonds. Upon the maturity of the Bonds, the CORE and CORE R-Bondholders are eligible to receive a Contingent Interest Payment equal to 20% of the Spread, and the SI Bondholders are eligible to receive a Contingent Interest Payment equal to 30% of the Spread. The Spread is defined as the difference between such bond’s pro-rata share of revenue derived from senior secured private company loans less the interest paid to such bondholder, withholding for fees at the discretion of the Managing Member.

The Bonds are redeemable at the election of the Bondholder beginning 90 days from the issuance date of the applicable Bond. Once the Series LLC receives written notice from the bondholder, it will have 90 days from the date of receipt to redeem the bonds at a price per bond equal to: (i) $850 plus any accrued but unpaid interest on the Bond if the notice is received on or after 90 days from the issuance date of the Bond and on or before June 30th of the third year following the year of issuance; (ii) $880 plus any accrued but unpaid interest on the Bond if the notice is received on or after July 1st of the third year following the year of issuance and on or before June 30th of the fifth year following the year of issuance; and (iii) $900 plus any accrued but unpaid interest on the Bond if the notice is received on or after July 1st of the fifth year following the year of issuance and on or before its maturity date.

The Series LLC’s obligation to redeem bonds in any given year pursuant to this Redemption is limited to 15% of the outstanding principal balance of the Bonds on January 1st of the applicable year. Bond redemptions will occur in the order that notices are received.

Upon maturity, and subject to the terms and conditions described in the offering memorandum, the Bonds will be automatically renewed at the same interest rate for an additional five years, unless redeemed upon maturity at the Series LLC or the bondholders’ election.

Future maturities of bonds payable as of December 31, 2025 are as follows:

Years ending December 31,	Amount
2026	$89,631,000
2027	62,896,000
2028	67,776,000
Total bonds payable, gross of unamortized debt issuance costs	$220,303,000

8. Line of credit

On January 7, 2025, the Company's subsidiaries, ROCF II SPV, LLC, ROCF IV SPV, LLC, ROCF V SPV, LLC, and ROIOF SPV, LLC, and two of the Company's affiliates, ROCF VI SPV, LLC and ROCF VII SPV, LLC, entered into a $50 million secured revolving loan facility and security agreement with Cross River Bank in which ROCF VII SPV, LLC serves as the Borrower Representative. The facility is secured by all property and assets of the companies, and all other collateral, security granted, and securities pledged to the facility. Borrowings under the facility accrue interest at the one-month tenor of Term SOFR plus an applicable margin (7.00% at December 31, 2025). The facility expires on January 7, 2028.

47

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

8. Line of credit (continued)

Loan facility activity for the year ended December 31, 2025 consisted of the following:

	ROCF II SPV, LLC	ROCF IV SPV, LLC	ROCF V SPV, LLC	ROIOF SPV, LLC	Consolidated
Credit facility outstanding at January 1, 2025, gross	$-	$-	$-	$-	$-
Add: Credit facility drawdowns	2,369,500	5,462,249	1,881,250	6,892,125	16,605,124
Less: Credit facility paydowns and transfers	(2,184,961)	(2,581,250)	(500,000)	(3,267,125)	(8,533,336)
Credit facility outstanding at December 31, 2025, gross	$184,539	$2,880,999	$1,381,250	$3,625,000	$8,071,788

As of December 31, 2025 and December 31, 2024, there have been $0.8 million and $0 of debt issuance costs incurred by the Series, LLC, respectively, related to the Cross River Bank Credit Facility. The Series, LLC capitalizes and amortizes these costs through the maturity date of the facility. During the years ended December 31, 2025 and December 31, 2024, $0.2 million and $0 were amortized to interest expense, respectively.

9. Commitments and contingencies

The Series LLC has provided general indemnifications to the Managing Member, any affiliate of the Managing Member and any person acting on behalf of the Managing Member or that affiliate when they act, in good faith, in the best interest of the Series LLC. The Series LLC is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

10. Subsequent events

ROCF II Series

On January 22, 2026 Red Oak Capital Holdings, LLC, an affiliated entity, issued a demand promissory note to ROCF II Series with a principal amount of $1.0 million. Interest is accrued at 5.0% per annum and any interest accrued during this period along with the principal amounts are due to Red Oak Capital Holdings, LLC upon demand by the lender. On February 3, 2026, ROCF II Series paid off the promissory note in its entirety, which also included $1,806 of outstanding interest.

On January 28, 2026, ROCF II Series sold the mortgage note with borrower Laura Trio, LLC to an unaffiliated third party for a $5.5 million purchase price plus a contingent $0.8 million IRR note maturing on January 31, 2031. Of the $5.5 million purchase price, ROCF II Series received $3.5 million in cash upon closing and financed the remaining $2.0 million through a carryback note with the buyer that matures on the earlier of (a) a foreclosure payoff event, (b) January 21, 2029, or (c) the closing of a construction loan. The carryback note bears accrual interest of 5.00% per annum, compounding monthly, and contains a pay down provision requiring no less than a $1.0 million pay down on or before May 31, 2027. The $0.8 million contingent IRR note contains a 12.00% IRR threshold that is compared to a calculated IRR return at time of a Capital Event, such as a sale or project refinancing, to determine required payment amounts to ROCF II Series. Upon closing of the note sale, ROCF II Series paid off Red Oak Capital Intermediate Income, LLC's, an affiliated entity, $1.1 million participation in the loan.

48

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

10. Subsequent events (continued)

On February 6, 2026, ROCF II Series entered into a Loan Participation and Servicing Agreement whereby ROCF II Series purchased a participation interest equal to 12.99% of a $7.7 million senior secured loan from ROCF IV Series, for a sale price of $1.0 million. The mortgage loan holds a variable interest rate of the 30-day SOFR Rate plus 600 basis points, which equated to an all-in rate of 10.00% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company's servicing arrangement. The loan matures on August 31, 2027, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. The underlying commercial property is a multifamily building located in Memphis, TN.

On February 9, 2026, ROCF II Series sold the $2.8 million mortgage loan with Keego Harbor MHC-Michigan, LLC to a third-party, Keego Harbor Orchard, LLC, for $2.7 million, resulting in a partial repayment of the loan's carrying amount, inclusive of principal, accrued and unpaid interest and fees, and reserves. ROCF II Series paid off Red Oak Capital Intermediate Income Fund, LLC's, an affiliated entity, $1.4 million participation interest in the loan.

On February 12, 2026, ROCF II Series entered into a loan participation repurchase agreement whereby ROCF IV Series repurchased a participation interest equal to 12.99% of the $7.7 million senior secured loan with Valley Forge Apt LLC from ROCF II Series for a purchase price of $1.0 million.

ROCF IV Series

On February 6, 2026, ROCF IV Series provided a $7.7 million senior secured mortgage loan to Valley Forge Apt LLC. The mortgage loan holds a variable interest rate of the 30-day SOFR Rate plus 600 basis points, which equated to an all-in rate of 10.00% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company's servicing arrangement. The loan matures on August 31, 2027, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. The underlying commercial property is a multifamily building located in Memphis, TN. ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series sold participation interests equal to 12.99% of the $7.7 million senior secured loan to ROCF II Series and Oak Institutional Credit Services, LLC, an affiliated entity, for sale prices of $1.0 million each, respectively.

On February 12, 2026, ROCF IV Series entered into loan participation repurchase agreements whereby ROCF IV Series repurchased participation interests equal to 12.99% of the $7.7 million senior secured loan with Valley Forge Apt LLC from both ROCF II Series and Oak Institutional Credit Solutions, LLC, an affiliated entity, for purchase prices of $1.0 million. On the same day, and subsequent to execution of the repurchase agreements, ROCF IV Series entered into a Loan Participation Agreement with an unaffiliated third-party, whereby ROCF IV Series sold a participation interest equal to 90.00% of the $7.7 million loan for a sales price of $6.9 million.

On March 5, 2026, management of ROCF IV Series notified Series B and Rb Bondholders of the June 30, 2026 maturity and that the Company did not elect to automatically renew the Bonds. On the same day, management notified Series B and Rb Bondholders of its intent to extend the maturity of the Series B and Rb Bonds from June 30, 2026 to December 31, 2026 pursuant to section 2.02(c)(1) of the Indenture.

On March 12, 2026, ROCF IV SPV, LLC placed mortgage note borrower, 551 Albany Apartments, into default when the 10-day cure period lapsed following the issuance of a notice of default that was not cured. Management placed the loan into nonaccrual status on March 12, 2026, in accordance with its policy.

49

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

10. Subsequent events (continued)

On March 25, 2026, ROCF IV Series entered into a loan participation repurchase agreement whereby ROCF VI SPV, LLC, an affiliated entity, repurchased a participation interest equal to 14.59% of the $8.4 million senior secured loan with 140 Holiday Owner, LLC from ROCF IV Series, for a purchase price of $1.2 million.

On April 13, 2026, ROCF IV Series entered into loan participation agreement whereby ROCF IV Series purchased a participation interest equal to 27.03% of an $11.1 million senior secured loan with Clayton Realco, LLC from Oak Institutional Credit Solutions, LLC, an affiliated entity, for a purchase price of $3.0 million.

On April 15, 2026, ROCF IV Series placed mortgage note borrower, The 1525 19th Street Flats LLC, into default when the 10-day cure period lapsed following the issuance of a notice of default that was not cured. Management placed the loan into nonaccrual status on April 15, 2026, in accordance with its policy.

On April 16, 2026, mortgage note borrower Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC, paid off its $8.6 million note. ROCF IV Series received $8.7 million in proceeds from the payoff, resulting in a full repayment of the loan's principal amount, accrued and unpaid interest and fees, and construction reserves.

ROCF V Series

On January 21, 2026, the mortgage note borrower, Princeton Development, LLC, made a partial paydown of $1.0 million, which was applied to outstanding amounts as follows: $0.3 million to principal, $0.4 million to outstanding interest, and $0.3 million to outstanding fees. On April 22, 2026, the borrower made an additional paydown of $0.3 million, which was applied to outstanding amounts as follows: $0.2 million to outstanding interest and $0.1 million to outstanding fees and overdrawn reserves. Additionally, ROCF V Series entered into five additional amended Forbearance & Loan Modification Agreements with the borrower with the 15th amended agreement's forbearance period ending May 4, 2026.

On January 22, 2026, Red Oak Capital Holdings, LLC, our Sponsor, issued a demand promissory note to ROCF V Series with a principal amount of $1.4 million. Interest is accrued at 5.0% per annum and any interest accrued during this period along with the principal amounts are due to Red Oak Capital Holdings, LLC upon demand by the lender.

On April 14, 2026, ROCF V Series into a loan participation agreement whereby ROCF VI SPV, LLC, an affiliate of the Series LLC, purchased a participation interest equal to 46.51% of the $8.6 million senior secured loan with Sky Irondequoit, LLC for the purchase price of $4.0 million.

ROIOF Series

On January 21, 2026, the mortgage note borrower, Princeton Development, LLC, made a partial paydown of $1.0 million, which was applied to outstanding amounts as follows: $0.3 million to principal, $0.4 million to outstanding interest, and $0.3 million to outstanding fees. On April 22, 2026, the borrower made an additional paydown of $0.3 million, which was applied to outstanding amounts as follows: $0.2 million to outstanding interest and $0.1 million to outstanding fees and overdrawn reserves. Additionally, ROCF V Series, the lead lender, entered into five additional amended Forbearance & Loan Modification Agreements with the borrower with the 15th amended agreement's forbearance period ending May 4, 2026.

50

Red Oak Capital Fund Series, LLC and its Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2025 and December 31, 2024

10. Subsequent events (continued)

On March 25, 2026, ROIOF Series entered into a loan participation repurchase agreement whereby ROCF VI SPV, LLC, an affiliated entity, repurchased a participation interest equal to 14.23% of the $8.4 million senior secured loan with 140 Holiday Owner, LLC from ROIOF Series, for a purchase price of $1.2 million.

On April 13, 2026, ROIOF Series entered into a loan participation agreement whereby ROIOF Series purchased a participation interest equal to 18.92% of an $11.1 million senior secured loan with Clayton Realco, LLC from Oak Institutional Credit Solutions, LLC, an affiliated entity, for a purchase price of $2.1 million.

On April 15, 2026, ROCF IV Series, the lead lender, placed mortgage note borrower, The 1525 19th Street Flats LLC, into default when the 10-day cure period lapsed following the issuance of a notice of default that was not cured. Management placed the loan into nonaccrual status on April 15, 2026, in accordance with its policy.

On April 16, 2026, mortgage note borrower Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC, paid off its $8.6 million note. ROIOF Series received $3.4 million in proceeds from the payoff, resulting in a full repayment of the loan's principal amount, accrued and unpaid interest and fees, and construction reserves.

The consolidated financial statements were approved by management and available for issuance on April 30, 2026. Subsequent events have been evaluated through this date.

51

Item 8. Exhibits

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1

Certificate of Formation of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

2.2

Limited Liability Company Agreement of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 2.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

3.1

Form of Indenture related to notes issued by Red Oak Capital Fund II, LLC (incorporated by reference to Exhibit 3(a) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund II, LLC on August 1, 2018)

3.2

Form of Series A Bond issued by Red Oak Capital Fund II, LLC (incorporated by reference to Exhibit 3(b) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund II, LLC on August 1, 2018)

3.3

Form of Series B Bond issued by Red Oak Capital Fund II, LLC (incorporated by reference to Exhibit 3(c) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund II, LLC on August 1, 2018)

3.4

First Supplemental Indenture dated September 20, 2023 with respect to indenture and notes assumed by ROCF II Series of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 3.4 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

3.5

Second Supplemental Indenture dated October 5, 2023 with respect to indenture and notes assumed by ROCF II Series of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 3.5 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

3.6

Form of Indenture related to notes issued by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(a) to the Offering Statement on Form 1-A/A filed with the SES by Red Oak Capital Fund IV, LLC on December 27, 2019)

3.7

Form of Series A Bond issued by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(b) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund IV, LLC on December 27, 2019)

3.8

Form of Series B Bond issued by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(c) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund IV, LLC on December 27, 2019)

3.9

Form of Series Ra Bond issued by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(d) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund IV, LLC on December 27, 2019)

3.10

Form of Series Rb Bond issued by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(e) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund IV, LLC on December 27, 2019)

3.11

Supplemental Indenture dated October 5, 2023 with respect to indenture and notes assumed by ROCF IV Series of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 3.11 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

3.12

Form of Indenture related to notes issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(a) to the Offering Statement on Form 1-A filed with the SEC by Red Oak Capital Fund V, LLC on July 8, 2020)

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3.13

Form of Series A Bond issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(b) to the Offering Statement on Form 1-A filed with the SEC by Red Oak Capital Fund V, LLC on July 8, 2020)

3.14

Form of Series A R-Bond issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(c) to the Offering Statement on Form 1-A filed with the SEC by Red Oak Capital Fund V, LLC on July 8, 2020)

3.15

First Supplemental Indenture related to notes issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(b) to the Offering Statement on Form 1-A POS filed with the SEC by Red Oak Capital Fund V, LLC on August 13, 2021)

3.16

Form of Series B Bond issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(e) to the Offering Statement on Form 1-A POS filed with the SEC by Red Oak Capital Fund V, LLC on August 13, 2021)

3.17

Form of Series B R-Bond issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(c) to the Offering Statement on Form 1-A POS filed with the SEC by Red Oak Capital Fund V, LLC on August 13, 2021)

3.18

Second Supplemental Indenture dated October 5, 2023 with respect to indenture and notes assumed by ROCF V Series of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 3.18 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

3.19

Form of Indenture related to ROCF II Series’ 9.5% Senior Secured Bonds (Series C Bonds) due 2028 between ROCF II Series, a series of Red Oak Capital Fund Series, LLC and UMB, N.A., as trustee (incorporated by reference to Exhibit 3.6 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 29, 2024)

3.20

Form of Pledge and Security Agreement, between ROCF II Series, a series of Red Oak Capital Fund Series, LLC and UMB, N.A., as trustee, relating to the ROCF II Series’ 9.5% Senior Secured Bonds (Series C Bonds) due 2028 (incorporated by reference to Exhibit 3.7 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 29, 2024)

3.21

Form of Indenture between ROCF II Series, a series of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit T3C-1 to the Application on Form T-3 filed with the SEC by Red Oak Capital Fund Series, LLC on November 18, 2024)

6.1

Pledge and Security Agreement executed by Red Oak Capital Fund II, LLC (incorporated by reference to Exhibit 3(d) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund II, LLC on August 1, 2018)

6.2

Pledge and Security Agreement executed by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(f) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund IV, LLC on December 27, 2019)

6.3

Pledge and Security Agreement executed by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(d) to the Offering Statement on Form 1-A filed with the SEC by Red Oak Capital Fund V, LLC on July 8, 2020)

6.4

First Amendment to Pledge and Security Agreement executed by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(h) to the Offering Statement on Form 1-A POS filed with the SEC by Red Oak Capital Fund V, LLC on August 13, 2021)

6.5

Commercial Loan Agreement, dated March 19, 2021, by and between Willow Run, L.L.C. and Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on March 25, 2021)

6.6

Commercial Promissory Note, dated March 19, 2021, issued by Willow Run, L.L.C.in favor of Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on March 25, 2021)

6.7

Commercial Loan Agreement, dated March 26, 2021, by and between 4559 Benning Rd SE LLC and Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on April 1, 2021)

6.8

Commercial Promissory Note, dated March 26, 2021, issued by 4559 Benning Rd SE LLC in favor of Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on April 1, 2021)

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6.9

Warrant Agreement, dated March 26, 2021, issued by 4559 Benning Rd SE LLC (incorporated by reference to Exhibit 6.3 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on April 1, 2021)

6.10

Commercial Loan Agreement, dated as of April 30, 2021, by and between 4303-4313 Wheeler RD SE LLC and Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on May 10, 2021)

6.11

Commercial Promissory Note, dated as of April 30, 2021, issued by 4303-4313 Wheeler RD SE LLC in favor of Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on May 10, 2021)

6.12

Warrant Agreement, dated as of April 30, 2021, issued by 4303-4313 Wheeler RD SE LLC (incorporated by reference to Exhibit 6.3 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on May 10, 2021)

6.13

Commercial Loan Agreement, dated as of July 23, 2021, by and KCSL, LLC, 3592 Procyon, LLC and Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on July 29, 2021)

6.14

Commercial Promissory Note, dated as of July 23, 2021, issued by KCSL, LLC and 3592 Procyon, LLC in favor of Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on July 29, 2021)

6.15

Commercial Loan Agreement, dated as of December 20, 2021, by and among 939 4th, LLC and Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on December 23, 2021)

6.16

Promissory Note, dated as of December 20, 2021, issued by 939 4th, LLC in favor of Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on December 23, 2021)

7.1

Agreement and Plan of Merger, entered into as of September 29, 2023, by and among Red Oak Capital GP, LLC, a Delaware limited liability company, Red Oak Capital Fund Series, LLC, a Delaware series limited liability company, Red Oak Capital Fund II, LLC, a Delaware limited liability company, Red Oak Capital Fund IV, LLC, a Delaware limited liability company, Red Oak Capital Fund V, LLC, a Delaware limited liability company, and Red Oak Income Opportunity Fund, LLC, a Delaware limited liability company (incorporated by reference to Exhibit 7.1 to the Current Report on Form 1-U/A filed with the SEC by Red Oak Capital Fund II, LLC on October 5, 2023)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, NC on April 30, 2026.

RED OAK CAPITAL FUND SERIES, LLC,

a Delaware limited liability company

By:	Red Oak Capital GP, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	Red Oak Capital Holdings, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	Red Oak Holdings Management, LLC,
a Delaware limited liability company
Its:	Manager

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Its:	Manager

By:	/s/ Kevin Kennedy
Name:	Kevin Kennedy
Its:	Manager

By:	/s/ Raymond Davis
Name:	Raymond Davis
Its:	Manager

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Its:	Chief Executive Officer of the Sole Member of the Manager
(Principal Executive Officer)

By:	/s/ Thomas McGovern
Name:	Thomas McGovern
Its:	Chief Financial Officer of the Sole Member of the Manager
(Principal Financial Officer and Principal Accounting Officer)

51